                                                                   EXHIBIT 10.14


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                    PURCHASE, SALE AND COOPERATION AGREEMENT


                                  DATED AS OF


                                 MARCH 11, 1997


                                 BY AND BETWEEN


                    TEXACO EXPLORATION AND PRODUCTION, INC.,
                              ("TEPI" OR "SELLER")


                                      AND


                              DLB OIL & GAS, INC.
                                   ("BUYER")





================================================================================

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
PART ONE      -      SUBJECT MATTER, DEFINITIONS
                     AND RULES OF CONSTRUCTION                                1

              1.1    SUBJECT MATTER.                                          1
              1.2    DEFINED TERMS.                                           1
              1.3    OTHER DEFINITIONS.                                       10
              1.4    GOVERNANCE.                                              10
              1.5    RULES OF CONSTRUCTION.                                   10

PART TWO      -      SALE AND PURCHASE                                        11

              2.1    ASSETS.                                                  11
              2.2    PURCHASE PRICE.                                          11
              2.3    [Intentionally Omitted].                                 11
              2.4    PRELIMINARY RECAPITULATION.                              11
              2.5    CLOSINGS AND PAYMENT.                                    11
              2.6    WIRING INSTRUCTIONS.                                     12
              2.7    ASSUMPTION OF OBLIGATIONS.                               12
              2.8    GLOBAL SETTLEMENT.                                       13
              2.9    SALT WATER OR PRODUCED WATER DISCHARGES.                 16

PART THREE    -      REPRESENTATIONS AND WARRANTIES                           17

              3.1    SELLER.                                                  17
              3.2    BUYER.                                                   18
              3.3    NO OTHER REPRESENTATIONS AND WARRANTIES.                 19

PART FOUR     -      COVENANTS                                                19

              4.1    COVENANTS OF SELLER.                                     19
              4.2    COVENANTS OF BUYER.                                      20


PART FIVE     -      ACCESS TO INFORMATION                                    22

              5.1    FILES.                                                   22
              5.2    OTHER FILES.                                             22
              5.3    CONFIDENTIAL DATA.                                       22

                                                                             PAGE
                                                                             ----
PART SIX      -      ON-SITE INSPECTIONS                                      22

              6.1    ON-SITE INSPECTIONS.                                     22

PART SEVEN    -      CONDITIONS TO CLOSING                                    23

              7.1    SELLER'S CLOSING CONDITIONS.                             23
              7.2    BUYER'S CLOSING CONDITIONS.                              24

PART EIGHT    -      FIRST AND SECOND CLOSING                                 26

              8.1    CLOSING.                                                 26
              8.2    TRANSACTIONS AT FIRST CLOSING.                           26
              8.3    TRANSACTIONS AT SECOND CLOSING.                          28
              8.4    SUBSEQUENT TO FIRST CLOSING.                             28
              8.5    RIGHT OF BUYER TO UNWIND AFTER FIRST CLOSING.            29

PART NINE     -      DISCLAIMER, ASSUMPTION AND INDEMNITY                     30

              9.1    DISCLAIMER/ASSUMPTION OF RISK (SELLER).                  30
              9.2    DISCLAIMER/ASSUMPTION OF RISK (BUYER).                   32
              9.3    INDEMNITY.                                               34

PART TEN      -      SPECIAL PROVISIONS                                       36

              10.1   CAPACITY RESERVATIONS.                                   36
              10.2   SURFACE RIGHT OF WAY ALLOWANCES.                         40
              10.3   POLLUTION RESPONSE/PAYMENT.                              41
              10.4   ABILITY TO DRILL SALT WATER DISPOSAL WELLS.              41
              10.5   ABILITY TO MOVE RIGS.                                    41
              10.6   CATHODIC PROTECTION.                                     41
              10.7   EXISTING EMPLOYEES AND CONTRACTORS.                      41
              10.8   ACCESS TO FRESH WATER.                                   42
              10.9   ACCESS TO FIELD.                                         42
              10.10  INSURANCE.                                               42
              10.11  WELL PROPOSAL BY BUYER.                                  42
              10.12  NONINTERFERENCE OF OPERATIONS.                           42
              10.13  RIGHT TO PURCHASE PRODUCTION.                            42
              10.14  BUYER'S RETAINED INTEREST IN TANK BATTERY 1-A.           43
              10.15  MISCELLANEOUS.                                           43

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
PART ELEVEN   -      MISCELLANEOUS                                            44

              11.1   SUCCESSORS AND ASSIGNS.                                  44
              11.2   WAIVERS AND AMENDMENTS.                                  44
              11.3   NOTICES.                                                 44
              11.4   COUNTERPARTS.                                            45
              11.5   ENTIRE AGREEMENT.                                        45
              11.6   SEVERABILITY.                                            45
              11.7   APPLICABLE LAW.                                          45
              11.8   EXPENSES.                                                45
              11.9   FILING AND RECORDING OF ASSIGNMENTS, ETC.                45
              11.10  PAYMENT OF BURDENS.                                      45
              11.11  LAWS AND REGULATIONS.                                    46
              11.12  PUBLIC ANNOUNCEMENTS.                                    46
              11.13  ASSIGNABILITY.                                           46
              11.14  PROVISIONS SURVIVE EACH CLOSING.                         46
              11.15  DISPUTE RESOLUTION.                                      47
              11.16  SELLER'S ELECTION TO ELECT A TAX DEFERRED EXCHANGE.      47
              11.17  TERMINATION.                                             47

                                  EXHIBIT LIST


Exhibit A:    Contracts
Exhibit B-1:  Sale and Assignment of Assets
Exhibit B-2:  Sale and Assignment of Buyer's Leasehold
Exhibit C-1:  Escrow Agreement
Exhibit C-2:  Security Agreement
Exhibit D:    Dispute Resolution
Exhibit E-1:  Gas Purchase Contract (Buyer to Seller)
Exhibit E-2:  Gas Purchase Contract (Seller to Buyer)
Exhibit F:    Contract Operating Agreement
Exhibit G:    Shorebase Service Agreement
Exhibit H:    Commitment Agreement
Exhibit I:    Claim (Invoices)
Exhibit J:    Receipt
Exhibit K-1:  Wiring Instructions
Exhibit K-2:  Wiring Instructions
Exhibit K-3:  Wiring Instructions
Exhibit K-4:  Wiring Instructions
Exhibit L:    Buyer's Insurance Binder
Exhibit M:    East Hackberry Letter Agreement
Exhibit N:    Assignment and Assumption Agreement

                  PURCHASE, SALE AND COOPERATION AGREEMENT


       This Purchase, Sale and Cooperation Agreement is made and entered into this 11th day of March, 1997, by and between Texaco Exploration and Production Inc., a Delaware corporation (hereinafter "TEPI" or "Seller"), and DLB Oil & Gas, Inc., an Oklahoma corporation, (hereinafter "Buyer"). Seller and Buyer are sometimes separately referred to herein as a "Party" and collectively as "Parties."

                                    PART ONE

             SUBJECT MATTER, DEFINITIONS AND RULES OF CONSTRUCTION

       1.1    SUBJECT MATTER.      The subject matter of this Agreement is,
inter alia, the sale by Seller to Buyer of the Assets, the purchase of the Assets by Buyer, the assignment of Buyer's Leasehold from Buyer to Seller, the purchase of the Claim by Buyer from Seller, and the terms and conditions of all of the foregoing.

       1.2    DEFINED TERMS.       For purposes of this Agreement, including
the Exhibits, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Section 1.2 have the meanings assigned to them herein and the capitalized terms defined elsewhere in the Agreement by inclusion in quotation marks and parentheses have the meanings so ascribed to them.

              "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of such Person, whether through ownership of voting securities, by contract or otherwise, and specifically with respect to a corporation or partnership means ownership of fifty percent (50%) or more of the voting stock in such corporation or of the voting interest as a partner in such partnership.

              "AGREEMENT" means this Purchase, Sale and Cooperation Agreement between Seller and Buyer, including the Exhibits attached hereto.

              "APPLICABLE LAW" means all laws, Environmental Laws, statutes, treaties, rules, codes, ordinances, regulations, certificates, orders, interpretations, licenses and permits of any Governmental Body and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other competent jurisdiction (including, without limitation, those pertaining to health, safety or the environment).

              "ASSETS" means collectively the Lease, the Equipment, the Non-Excluded Material, the Wells and the Contracts, except to the extent constituting Excluded Assets.

              "ASSUMED OBLIGATIONS" means (i) all liabilities, duties and obligations that arise in any way from ownership or operation of the Assets, except those which arise, relate to or accrue (a) prior to the Effective Date from personal injury, Burdens, production, windfall profit, severance, ad valorem or any other similar taxes or supply and service contracts, and (b) prior to the First Closing Date from federal or state income taxes; (ii) all liabilities, duties and obligations with respect to plugging, replugging and abandoning any Wells whether or not covered by or under a Contract, the restoration of the Leases and any Well sites, and the proper removal, disposal, and abandonment of any fixtures which are included in the Assets, including, without limitation, those matters set forth in Section 2.7(b); and (iii) all duties, liabilities and obligations as of the Effective Date under any Contracts.

              "BANKRUPTCY CODE" means the United States Bankruptcy Code, 11 U.S.C. Sections 101 et seq.

              "BURDENS" means royalties (including both lessors' royalties and nonparticipating royalty interests), overriding royalties, net profits interests, reversionary interests, production payments, and other similar obligations and burdens payable out of production from or attributable to the Lease.

              "BUSINESS DAY" means a day on which the commercial banks are open for regular business in New York City.

              "BUYER'S LEASEHOLD" means all of Buyer's right, title and interest in State of Louisiana Lease No. 340 by and between the State of Louisiana, as Grantor, and William T. Burton, as Grantee, dated February 7, 1936, and recorded at Vol. 5-F, Page 387, Entry No. 60,191, St. Mary Parish, Louisiana and Vol. 126, Page 185, Entry No. 49,234, Iberia Parish, Louisiana described on Exhibit B-2 to the Agreement, insofar and only insofar, as Buyer's leasehold pertains to the lands described in said Exhibit. Buyer's Leasehold shall also mean fifty (50%) percent of Buyer's interest in the facilities which were excluded from Assets, and with the limitations contained in Exhibit "B-2".

              "CASE" means the bankruptcy case of WRT, pending under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Western District of Louisiana, Lafayette-Opelousas Division (the "Bankruptcy Court").

              "CAOA" means that certain Contract Area Operating Agreement, dated effective as of July 1, 1987, by and among Texaco Inc., Pelham Partners, Ltd., Breck Operating Corp., Fuller Petroleum, Inc., Chilicote Inc. and Tesla Resources, Inc., as subsequently amended or modified from time to time. Said Contract Area Operating Agreement is also identified on Exhibit "A" hereto.

              "CLAIM" means the unpaid amounts due and owing, as illustrated by the summary of the invoices attached hereto as Exhibit "I," for goods and services provided by Seller to

       WRT (formerly TESLA) related to the Contract Area prior to the commencement of the Case, in the amount of $5,960,825.30, together with all right, title and interest of Seller in and to (i) any and all property, whether real or personal, tangible or intangible, of whatever kind and wherever located, whether now owned or hereafter acquired or created, in which a lien or security interest exists or purports to exist, whether by statute, contract or otherwise, securing repayment of such amount, and (ii) all rights of recoupment under Applicable Law, as more particularly set forth in the Texaco Recoupment Motion.

              "COMMITMENT AGREEMENT" means that certain Commitment Agreement, dated as of January 20, 1997, attached hereto as Exhibit "H", among WRT, Buyer and Wexford Management LLC, as agent, as may be amended and modified and further approved by the Bankruptcy Court.

              "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.

              "CONTEMPLATED TRANSACTIONS" means each and all of the transactions contemplated by this Agreement, except such term shall not include the Plan or the Commitment Agreement.

              "CONTRACTS" means all of Seller's right, title and interest in and to those contracts and other agreements listed on Exhibit "A" hereto insofar and only insofar as the same relate to the Lease, the Equipment and the Wells.

              "CONTRACT AREA" means the acreage and other interests covered by the CAOA, as said term is more fully defined therein.

              "DISTRIBUTIONS" means any and all cash, debt securities, equity securities and other property or consideration which may be exchanged for or distributed or collected or otherwise received on account of the Claim after the First Closing Date and all proceeds thereof.

              "EAST HACKBERRY LETTER AGREEMENT" means that certain letter from Buyer to Seller dated March 11, 1997, attached hereto as Exhibit "M," pursuant to which DLB has guaranteed the performance of the plugging and abandonment obligations of WRT, as reorganized, with respect to State Lease 50 insofar only as to the East Hackberry Field.

              "EFFECTIVE DATE" shall mean 7:00 a.m., local time, January 1, 1997.

              "ENVIRONMENT" means navigable waters, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, and wildlife, aquatic species and vegetation.

              "ENVIRONMENTAL CLAIM" means any claim, demand, or cause of action asserted by any Governmental Body or any Person for personal injury (including sickness, disease or death), property damage or damage to the Environment resulting from the transport, discharge or Release of any chemical, material or emission into the Environment at or in the vicinity of the Assets.

              "ENVIRONMENTAL LAWS" means all federal, state and local laws, statutes, ordinances, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the regulation and protection of human health, safety or the Environment, including, without limitation, laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the Clean Water Act, as amended; the Oil Pollution Control Act, as amended; the Oil Pollution Act of 1990, as amended; the Endangered Species Act, as amended; the Wild and Scenic Rivers Act, as amended; the Rivers and Harbors Act of 1899, as amended; the National Historic Preservation Act of 1966, as amended; the Natural Gas Pipeline Safety Act of 1968, as amended; and the Safe Drinking Water Act, as amended; and their state and local counterparts or equivalents.

              "EQUIPMENT" means, except to the extent constituting Excluded Assets, all right, title and interest of Seller in and to all Wells, equipment, facilities, including but not limited to tubing, casing, wellheads, pumping units, production units, compressors, valves, meters, flowlines, tanks, heaters, separators, dehydrators, pumps and injection units, disposal facilities, platforms, and the like, which are located on the Lease and which are or have been used solely and exclusively in connection with the production or treatment of Hydrocarbons from the Lease or the Wells, and all wellbores and the tubing and equipment located therein.

              "ESCROW AGREEMENT" means that certain Escrow Agreement by and among Seller, Buyer and The Chase Manhattan Bank, as escrow agent, to be entered into at the First Closing, substantially in the form attached hereto as Exhibit "C-1."

              "EXCLUDED ASSETS" means the following:

              (a) (i) all trade credits, accounts receivable, notes receivable and other receivable attributable to Seller's interest in the Assets with respect to any period of time prior to the Effective Date, except for the Claim, (ii) all trade payables, accounts payable, notes payable and other payables attributable to Seller's interest in the Assets with respect to any period of time prior to the Effective Date and (iii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to Seller's interest in the Assets with respect to any period of time prior to the Effective Date;

              (b) all corporate, financial, and tax records of Seller; however, Buyer shall be entitled to receive copies of any financial and tax records which relate to the Assets or any Assumed Obligations, or which are necessary for Buyer's ownership, administration, or operation of the Assets. Buyer shall provide a written request to Seller indicating its desire to obtain copies, and the purpose for the same;

              (c) all claims and causes of action of Seller (i) arising from acts, omissions or events, or damage to or destruction of property occurring prior to the Effective Date, and (ii) with respect to any of the Excluded Assets;

              (d) all rights, titles, claims and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards;

              (e) all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Date, together with all proceeds from or of such Hydrocarbons;

              (f) claims of Seller for refund of or loss carry forwards with respect to (i) production, windfall profit, severance, ad valorem or any other similar taxes attributable to any period prior to the Effective Date, (ii) income or franchise taxes attributable to any period prior to the First Closing Date, or (iii) any taxes attributable to the Excluded Assets;

              (g) all amounts due or payable to Seller as adjustments or refunds under any Contracts respecting periods prior to the Effective Date;

              (h) all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Date;

              (i) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to (i) the Assets prior to the Effective Date; and (ii) any Excluded Assets;

              (j) all files, information and data expressly excluded from the definition of "Non-Excluded Material;"

              (k) all of Seller's intellectual property, including but not limited to proprietary computer software, geological interpretations, patents, trade secrets, copyrights, names, marks, seismic information and interpretation, and logos;

              (l) all of Seller's vehicles, trucks (including associated tools), boats (except for the two pollution response vessels at West Cote Blanche Bay which each have aluminum bottoms), tools, pulling machines, warehouse stocks, microwave equipment, computer equipment, remote terminal units, equipment or material temporarily located on the Assets; any pipelines, fixtures, tanks or equipment located on the Assets which belong to third parties, including, without limitation, Affiliates of Seller, lessors or purchasers of Hydrocarbons;

              (m) all of Seller's interest in any oil, gas and/or mineral leases, lands or any mineral or surface fee which (i) are not specifically referenced on Exhibit "B-1" and/or (ii) cover or pertain to lands other than the particular lands described in the Lease, specifically referenced on Exhibit "B-1";

              (n) the deep wells numbered 720, 831, 868, and 871. Also excluded are the present flowlines along with the separators and measurement equipment serving these wells. Flowlines shall mean the piping between the wellhead tree and header presently in place for each well;

              (o) tank battery 1-A, including, without limitation, all equipment and piping beginning at the header and ending at: i) salt water line leaving treater, and ii) point where LP gas enters suction line, immediately downstream of sales meter to Buyer. This includes, without limitation, separators, treaters, LACT, tanks, lightplant, meters, and all accessories and piping up to the designated exit point. Seller will also retain ownership of two 3 1/2" HP lines running to the dehydration platform. However, Excluded Assets shall not include, with respect to tank battery 1-A, the production header, one 24" by 10' LP test separator (125 psi WP), currently located on tank battery 1-A and one LP 60" by 15' production separator (250 psi WP);

       The Excluded Assets located at tank battery 1-A shall include, but not be limited to:

       1-HP separator for well #868;
       1-60" by 15' LP production separator for well #720 (presently used for well #261);
       1-HP separator for well #831;
       1-LP separator for well #720;
       1-flare regulator system;
       3-1500 bbl tanks;
       1-treater;
       1-flare separator;
       3-M8 pumps (two gas, one air);
       2-electric pumps;
       1-LACT unit;
       1-generator with building;
       1-550 gallon methanol tank;
       1-350 gallon chemical tank owned by Champion Chemical Company;

       1-pumpers building: and other miscellaneous piping, connections, fittings, and related equipment, all located on the platforms designated as tank battery 1-A.

       Buyer's ownership of the piping shall begin at:

       (i)    the treater outlet for saltwater, and

       (ii)   the point where LP gas enters the compressor suction line,
              immediately   downstream of Buyer's sale meter.

              (p) one natural gas driven air compressor which was originally used for the Yale compressors, currently out of service at the SWD platform;

              (q) miscellaneous compressor parts for compression units located in Cote Blanch Island and Vermilion Bay fields which are presently stored in West Cote Blanche Bay field. These items will be relocated out of West Cote Blanche Bay field;

              (r)    Ivanhoe shorebase facility;

              (s)    Ivanhoe fuel stock;

              (t)    rented barge Arc #23; and

              (u) any and all pipelines, gathering lines, and transmission lines wholly owned by Seller or its affiliates, which are physically located in West Cote Blanche Bay Field, including but not limited to the Ivanhoe Gas Gathering System which begins at Seller's sales meter for buying Buyer's production.

                     "FIRST CLOSING" means the closing of the Contemplated Transactions listed in Section 8.2 of this Agreement, held on the First Closing Date, at the offices of Texaco Exploration and Production Inc., 400 Poydras St., New Orleans, Louisiana. All transactions occurring at the First Closing shall be deemed to have occurred simultaneously, and no one transaction shall be deemed to be complete until all such transactions are completed.

              "FIRST CLOSING DATE" means March 11, 1997, or such other date as the Parties may agree in writing.

              "GOVERNMENTAL BODY" means any Federal, state, county, municipal, or other Federal, state or local governmental authority or judicial or regulatory agency, board, body, department, bureau, commission, instrumentality, court, tribunal or quasi-governmental authority in any jurisdiction (domestic or foreign) having jurisdiction over any Asset or Person that is a party to any of the Contemplated Transactions, or any property of any of them.

              "HAZARDOUS MATERIALS" means any material (including naturally occurring radioactive materials), the emission, discharge, transportation, use, presence or disposal of which is regulated by or which must be remediated under any Environmental Law, and shall include, but not be limited to, any material defined as "hazardous" under the Resource Recovery and Conservation Act of 1980, as amended, or the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

              "HYDROCARBONS" means only crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products and other liquid or gaseous hydrocarbons.

              "LEASE" means, except to the extent constituting Excluded Assets, and with the limitations contained in Exhibit "B-1" any and all rights, titles and interests owned by Seller in State of Louisiana Lease No. 340 by and between the State of Louisiana as grantor and William T. Burton as grantee, dated February 7, 1936, and recorded at Vol. 5-F, Page 387, Entry No. 60,191, St. Mary Parish, and Vol. 126, Page 185, Entry No. 49,234, Iberia Parish, described on Exhibit "B-1" to the Agreement, insofar and only insofar as such Lease pertains to the lands and depths described in said Exhibit.

              "LOSSES" means any and all losses, liabilities, claims, demands, penalties, fines, settlements, damages, actions, or suits of whatsoever kind and nature (but expressly excluding consequential damages), whether or not subject to litigation, including, without limitation (i) claims or penalties arising from products liability, negligence, statutory liability or violation of any Applicable Law or in tort (strict, absolute or otherwise) and (ii) loss of or damage to any property, and all reasonable out-of-pocket costs, disbursements and expenses (including, without limitation, legal, accounting, consulting and investigation expenses and litigation costs) imposed on, incurred by or asserted against an indemnified Party in connection therewith.

              "NON EXCLUDED MATERIAL" means copies of the following, insofar as the same are attributable to, appurtenant to, incidental to, or used for the operation of the Assets: (i) all unitization, communitization, and pooling designations, declarations, agreements and orders covering the Assets, or any portion thereof, and the units and pooled or communitized areas created thereby; and (ii) all lease files, land files, well files, gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions, core data books, well utility books, field production/gauge books, water analysis files, directional survey books, the Ivanhoe shorebase facility well and log files, the Production Analyst Production Database, the BHP books, the seismic data received from Western Geophysical unprocessed by Seller relating to the Lease, and all other books, files and records, information and data relating to the Assets (excluding, however, all legal files, attorney-client communications or attorney work product, records and documents subject to confidentiality provisions, auditor's reports, reserve information and reports, economic runs, interpretative structure maps, correlated logs, and any interpretive seismic, geochemical, and geophysical information and data, or other proprietary information relating thereto). The costs associated with copying the Non-Excluded Material shall be borne by Buyer.

              "PERSON" means an individual, corporation, association, joint stock company, trust, partnership, joint venture, unincorporated organization, a government or any department or agency thereof, or any other legal entity.

              "PLAN" means the Second Amended Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code of WRT, Buyer and Wexford Management LLC, as agent ("Wexford"), dated March 11, 1997, as may be amended or modified with the consent of Buyer and Wexford.

              "RECEIPT" means the receipt for the Claim executed by Seller at the First Closing, in substantially the form of Exhibit "J" hereto.

              "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the Environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

              "SECOND CLOSING" means the closing of the Contemplated
       Transactions listed in Section 8.3 of      this Agreement, held on the
       Second Closing Date, at the offices of Schulte, Roth & Zabel LLP, 900 Third Avenue, New York, New York 10022. All transactions occurring at the Second Closing shall be deemed to have occurred simultaneously, and no one transaction shall be deemed to be complete until all such transactions are completed.

              "SECOND CLOSING DATE" means the Effective Date under, and as such term is defined in the Plan, or such other date as the Parties may agree in writing.

              "SECURITY AGREEMENT" means that certain Security Agreement and Assignment of Production Proceeds, substantially in the form of Exhibit "C-2" hereto, to be executed by Buyer in favor of Seller at the First Closing.

              "SHOREBASE SERVICE AGREEMENT" means the Shorebase Service Agreement attached hereto as Exhibit "G".

              "SUBORDINATION AGREEMENT" means that certain Subordination Agreement by and between Seller and ING Capital Corporation to be executed at the Second Closing.

              "TERMINATION DATE" means the earlier of (a) the date on which the "Unwind" occurs, if applicable, pursuant to Section 8.5 hereof, and (b) the date of termination of the Agreement, if applicable, pursuant to
       Section 11.17 hereof.

              "TESLA" means TESLA Resources, Inc., a California corporation, which was a wholly owned subsidiary of WRT Energy Corporation, whose place of business was 4200 Research Forest Drive, The Woodlands, Texas 77381, now merged into WRT Energy Corporation.

            "TEXACO RECOUPMENT MOTION" means that certain Motion Of Texaco Exploration And Production Inc. Pursuant To 11 U.S.C. Section 363(e) Prohibiting Debtor From Using Proceeds From Production At West Cote Blanche Bay Field dated August 19, 1996, currently pending before the Bankruptcy Court.

              "WCBB" means State Lease 340 located in St. Mary and Iberia Parishes, Louisiana, in the western portion of West Cote Blanche Bay known as West Cote Blanche Bay Field.

              "WELL(S)" shall mean, except as to the extent constituting Excluded Assets, all rights, titles and interests of Seller as of the First Closing Date in all oil and gas wells and injection and disposal wells located on the Lease, or used or useful in connection therewith, or on lands pooled or unitized therewith, or owned by Seller by virtue of any operating rights created by or under any Contract, including, but not limited to, those which are active or inactive, productive or non-productive, plugged and abandoned or temporarily abandoned.
              "WRT" means WRT Energy Corporation.

       1.3 OTHER DEFINITIONS. Terms otherwise not defined in Section 1.2 above shall have the respective meanings ascribed to such terms in the other provisions of this Agreement.

       1.4    GOVERNANCE.   In the event of any inconsistency between any of
the Exhibits to this Agreement and the provisions of this Agreement, the terms of this Agreement shall control.

       1.5 RULES OF CONSTRUCTION. For purposes of this Agreement, including the Exhibits hereto:

              GENERAL.      Unless the context otherwise requires, (i) "or" is
not exclusive; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with accounting principles that are generally accepted in the United States of America; (iii) words in the singular include the plural and words in the plural include the singular; (iv) words in the masculine include the feminine and words in the feminine include the masculine; and (v) a reference to a Person includes its successors and assigns.

              (a)    PARTS AND SECTIONS.   References to Parts and Sections
       are, unless otherwise specified, solely references to Parts and Sections of the Agreement. Neither the captions to Parts or Sections hereof nor the Table of Contents shall be deemed to be a part of this Agreement.

              (b)    EXHIBITS.     Subject to Section 1.3 of this Agreement,
       the Exhibits form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement, subject, however, to the provisions of Section 1.4 of this Agreement.

              (c)    OTHER AGREEMENTS.     References herein to any agreement
       or other instrument shall, unless the context otherwise requires (or the definition thereof otherwise specifies), be deemed references to that agreement or instrument as it may from time to time be changed, amended or extended.


                                    PART TWO

                               SALE AND PURCHASE

       2.1    ASSETS AND CLAIM.    Seller hereby agrees to sell, assign and
convey to the Buyer and Buyer agrees to purchase and pay for the Assets and the Claim, and Buyer agrees to assume the Assumed Obligations. This will be accomplished at the First Closing. In addition, Buyer agrees to assign and convey to Seller Buyer's Leasehold more particularly described on Exhibit "B-2". This will be accomplished at the Second Closing. The above transactions will occur in accordance with this Agreement and will be evidenced by the sale and assignments attached hereto as Exhibits "B-1" and "B-2" as more fully set forth in Part Eight of this Agreement, and by the Fed. R. Bankr. P. Rule 3001 filing in Section 4.1(c) hereof.

       2.2    PURCHASE PRICE.      The consideration shall be a purchase price
of TWELVE MILLION, FIVE HUNDRED THOUSAND, AND NO/100 DOLLARS ($12,500,000.00) (the "Purchase Price") and the conveyance by Buyer to Seller of Buyer's
Leasehold which is more particularly described on Exhibit "B-2".   Also, at the
First Closing, Buyer shall pay Seller in cash FIVE MILLION, NINE HUNDRED SIXTY THOUSAND, EIGHT HUNDRED TWENTY-FIVE AND 30/100 DOLLARS ($5,960,825.30) in payment of the Claim. The amount of the Purchase Price is set in consideration of Buyer's assuming all plugging, replugging, abandonment, removal, disposal, cleanup and restoration obligations as more fully provided in Section 2.7(b), and also in consideration of Buyer's entering into Exhibit "C-1" and "C-2", which are the Escrow Agreement, and the Security Agreement, respectively.

       2.3    [Intentionally Omitted].

       2.4    PRELIMINARY RECAPITULATION.         At least two (2) days prior
to First Closing, Seller shall provide to Buyer a preliminary settlement statement ("Preliminary Recap"). The Preliminary Recap will account for actual production proceeds received by Seller and all necessary and reasonable capital costs, overhead costs, severance taxes or other taxes measured by production, ad valorem taxes, and including prorated estimates of ad valorem taxes in absence of actuals, expenses and Burdens paid by Seller attributable to the Assets as of the Effective Date. Any amounts due by Seller to Buyer as set forth in the Preliminary Recap shall be paid by Seller by wire transfer of collected funds payable to Buyer at the First Closing.

       2.5    CLOSINGS AND PAYMENT.        Subject to the terms and conditions
contained herein, the Contemplated Transactions shall close on the First Closing Date and the Second Closing Date. At First Closing, Buyer will pay Seller the Purchase Price by wire transfer of collected funds payable to Seller and Seller shall deliver to Buyer duly executed conveyances of the Assets which shall be effective on the Effective Date. At First Closing, Buyer shall pay Seller the amount set forth in Section
2.2 above in payment of the Claim by wire transfer of collected funds payable to Seller and Seller shall deliver to Buyer the Receipt duly executed. At Second Closing, Buyer shall deliver to Seller duly executed conveyances of Buyer's Leasehold which shall be effective on the Effective Date of the Plan. At First Closing, Buyer shall make the initial deposit required under the Escrow Agreement by wire transfer of collected funds to the Escrow Account (as defined in the Escrow Agreement).

       2.6  WIRING INSTRUCTIONS.  The payments and deposit required in Section
2.5 above shall be made in accordance with the wiring instructions set forth on Exhibits "K-1", "K-2", "K-3" and "K-4" hereto.

       2.7  ASSUMPTION OF OBLIGATIONS.

              (a) At the First Closing, Buyer shall assume, effective as of the Effective Date, the Assumed Obligations.

              (b) Without limiting the foregoing, Buyer specifically acknowledges and agrees that as of the Effective Date, Buyer shall assume all of Seller's plugging, replugging, abandonment, removal, disposal and restoration obligations associated with the Assets being acquired hereunder, regardless of whether such obligations arose prior to or after the Effective Date. Such obligations being assumed shall include, but not be limited to, all necessary and proper plugging and abandonment and/or removal and disposal of the Wells, structures, and Equipment located on or associated with the Assets, the necessary and proper removal or capping and burying of all associated flow lines, and any necessary disposal of naturally occurring radioactive material
       (NORM) or of asbestos. All plugging, replugging, abandonment, removal, disposal, cleanup and restoration operations shall be in compliance with Applicable Laws and regulations and with the terms and conditions of the Lease and Contracts, and shall be conducted in a good and workmanlike manner.

              (c) Unless otherwise agreed to by the Parties, Buyer shall assume Seller's obligations for operatorship of any Seller-operated Assets conveyed herein at 7:00 A.M. local time on the day immediately succeeding the First Closing Date; provided, that Seller shall act as contract operator of the Assets in accordance with that certain Contract Operating Agreement attached hereto as Exhibit "F".

              (d) The CAOA covering the Lease shall continue in effect following the First Closing Date; and Seller will continue to be named as operator for all depths below the "Rob C Marker", which marker is defined as the correlative point as seen in the Texaco West Cote Blanche Bay #265 well at a measured depth of 10,575 feet.

       2.8    GLOBAL SETTLEMENT

       This Agreement is made subject to that certain Global Settlement Agreement by and among Texaco Inc., The Louisiana Land and Exploration Company, and the State of Louisiana ("Global Settlement"), dated February 22, 1994, a complete copy of which is recorded at Vol. 36-W, Entry No. 244,947 in the records of St. Mary Parish, Louisiana, and Vol. 1071, Entry No. 94-2838, in the records of Iberia Parish, Louisiana. Buyer hereby acknowledges receipt of a copy of the Global Settlement.

       (a)    Unless otherwise indicated, capitalized terms used under this
              Section 2.8 have the meaning given them in the Global Settlement, or if not defined in the Global Settlement, as defined in this Agreement.

       (b) Buyer acknowledges that the Lease is subject to the Global Settlement and agrees to comply with and assume all obligations arising from and after the Effective Date of this Agreement under, or in any manner related to or created and/or recognized by the Global Settlement insofar only as the same relate to the Lease and the Wells.

       (c) Buyer acknowledges that the Lease is subject to the Global Settlement and agrees to notify Seller in writing within seven
              (7) days after its receipt of any material communications outside of the ordinary course of business from the Louisiana State Mineral Board ("SMB") relating in any manner to the Assets. Additionally, except as provided herein with respect to Force Majeure events and Potential Suspending Events, Buyer agrees to give Seller thirty (30) days written notice prior to initiating any material communication outside of the ordinary course of business and/or docketing of any such matters with the SMB and/or its technical staff relating in any manner to the obligations assumed under the Global Settlement and the Lease and the Wells; and Buyer agrees that Seller, in Seller's sole discretion, shall have the right in cooperation with Buyer to handle the proposed communication, docketing or presentation of all such matters. Notice required by this paragraph shall be directed to the attention of Seller's New Orleans Land Manager at the mailing address Post Office Box 60252, New Orleans, Louisiana 70160.

       (d) Notwithstanding anything to the contrary stated above, but except as otherwise provided in this Agreement, Buyer shall not assign, sublease, farmout, convey, transfer, alienate, mortgage, hypothecate, pledge, or otherwise transfer or encumber the rights and interests that it is acquiring hereunder (in whole or in part) without prior written consent of Seller, which shall not be unreasonably withheld. Seller shall have the right to review any further conveyance in whole or in part, and any proposed conveyance contemplated herein. If Seller does provide its consent to such transaction, Seller's consent shall not have the effect of waiving this limitation with respect to any future or subsequent transaction(s). Except as provided herein, every transaction that is made without Seller's prior written consent shall be void ab initio; and, even if Seller's prior written consent is obtained, the transaction shall be void unless it requires that any future or subsequent transaction(s) require Seller's prior written consent as provided herein. Further, Buyer is required to furnish Seller a copy of any conveyance within five (5) days of execution of such conveyance.

       (e) Future transactions (including, but not limited to, those transactions identified in Section 2.8(d) above), shall be void unless they are specifically made subject to this Agreement and the Global Settlement and the Burton Sublease, and unless any future successor(s) in interest to the rights (in whole or in part) acquired by Buyer hereunder assumes the obligations of Buyer hereunder; provided, however, that any such transaction shall not relieve Seller of its previously incurred obligations to Buyer hereunder without Buyer's express written consent.

       (f) The Lease is subject to the entirety of the Global Settlement, including, but not limited to the release obligations under Attachment "B" thereof. Buyer recognizes that the rights acquired hereunder may be the subject of a release in favor of the State of Louisiana, and that such a release may either be mandatory under the terms of Attachment "B" (where there is no discretion as to which acreage is the subject of a release) or discretionary under the terms of Attachment "B" (where there is some discretion to select the acreage that is the subject of a release). In the event of a release under the terms of Attachment "B", Seller and Buyer shall cooperate to achieve a pro rata release of acreage or other mutually acceptable designation of acreage which shall be released. In the event of a release (whether mandatory or discretionary) pursuant to the terms of Attachment "B" that affects the rights acquired by Buyer hereunder (in whole or in part), BUYER SHALL HAVE NO RIGHTS, CLAIMS OR CAUSES OF ACTION AGAINST SELLER WHATSOEVER.

       (g) Seller shall retain sole responsibility for the completion of the reports required under Attachment "B" of the Global Settlement and the maintenance and retention of any records, data, information, and documents relating to the affected acreage necessary for the completion of such reports, unless and until the Lease, or any portion thereof, is designated by the State Mineral Board as "Nonproducing State Lease Acreage" within the meaning of Attachment "B" of the Global Settlement. If the Lease, or any part thereof, is so designated by the State Mineral Board, Buyer shall thereupon assume sole responsibility for the completion of the reports required under Attachment "B" with respect to the Lease, and the maintenance and retention of any records, data, information and documents relating to the affected acreage necessary for the completion of such reports.

       (h) Except as otherwise provided in this Agreement, the Lease is subject to the entirety of the Global Settlement, including, but not limited to, Section XI of Attachment "C".

       (i) Buyer, its affiliate(s) or subsidiary(ies), shall provide separate written notices to Seller's New Orleans Land Manager and Comptroller's Department at the mailing address hereinabove set forth in Section 2.8(c), within ten (10) days after executing an agreement under which an Affiliate of Seller (including, but not limited to Texaco Trading and Transportation Inc., Texaco Gas Marketing Inc., Texaco Natural Gas Inc. and Bridgeline Gas Distribution LLC) or of Buyer becomes a purchaser of Hydrocarbons produced from the acreage affected by this Agreement.

       (j) Seller shall have the right, at its sole option, to calculate and pay royalties to the State of Louisiana and any other royalty or overriding royalty owner under the terms of the agreements listed in Section 2.8(l), herein, attributable to Buyer's interest. If Seller agrees to pay royalty (or overriding royalty under the Hankamer Compromise) on Hydrocarbons produced hereunder and if, as a result of Buyer's failure to comply with any provision of Attachment "C" or Section 2.8(i) hereinabove, Buyer or Seller fails to pay, or fails to cause to be paid, royalty due on such production in accordance with the terms of Attachment "C" (or the overriding royalty under the "Hankamer Compromise"), Buyer shall hold harmless and indemnify Seller from and against each and every claim and liability, directly and indirectly, for any and all damages, penalties, attorneys fees and interest which result from the failure to comply.

       (k) Seller makes no representation with respect to the tax effects or implications arising from the fact that the Lease hereunder is subject to the Global Settlement.

       (l) In addition, Buyer agrees upon the execution of this Agreement to comply with, and this Agreement shall be specifically subject to, the provisions and obligations stated in the following agreements (as amended or as may, from time to time, be amended) insofar and only insofar as the same relate to the Lease and the Wells:

              1) State Lease No. 340 dated February 7, 1936, granted by the State of Louisiana to W. T. Burton. Buyer hereby acknowledges receipt of a copy of this lease.

              2) Sublease dated February 15, 1936, executed by W. T. Burton and The Texas Company. Buyer hereby acknowledges receipt of a copy of the sublease (the "Burton Sublease").

              3) Compromise Agreement dated effective October 15, 1981, executed by Raymond E. Hankamer et al and Texaco Inc. as amended by Agreement with the overriding royalty owners dated effective March 1, 1995 or otherwise ("Hankamer Compromise"). Buyer hereby acknowledges receipt of a copy of these agreements.

              4)     Agreement with the overriding royalty owners dated
                     February 22, 1994.   Buyer hereby acknowledges receipt of
                     a copy of  this agreement.

       (m) Buyer acknowledges that it is aware that the Assets are subject to certain overriding royalties (in addition to lessor's retained royalty) which burden the Lease. Seller has completed negotiations with certain overriding royalty owners and is currently engaged in negotiations with other overriding royalty owners in regard to the method of calculating their overriding royalty required by the Hankamer Compromise. This Agreement shall be subject to the provisions of any agreement reached by Seller with these overriding royalty owners. Seller hereby agrees to provide Buyer with copies of those agreements affecting the payment of royalties on acreage subject to this Agreement, which have been entered into with the royalty owners (provided Seller is not contractually restricted from providing such agreements), and also to provide Buyer with any future agreements affecting the payment of royalties on acreage subject to this Agreement, entered into between Seller and the royalty owners, provided Seller is not contractually restricted from providing such agreements.

       (n) Notwithstanding the above, Buyer shall provide Seller written notice within forty-eight (48) hours (exclusive of Saturday, Sunday and Federal holidays) after the occurrence of a Force Majeure event or a Potential Suspending Event as specified in Subsection 2.8(c) above. Buyer agrees that Seller, in Seller's sole discretion, shall have the right in cooperation with Buyer to handle the communication, docketing and/or presentation to the SMB of the Force Majeure or Potential Suspending Event .

       (o) Without limiting in any way Seller's rights to inspect pursuant to any other contractual relationship between Seller and Buyer, upon notice to Buyer, Seller shall have access to the Assets for the express purpose of visually inspecting the Assets for verification that Buyer is complying with all contractual obligations.

       2.9    SALT WATER OR PRODUCED WATER DISCHARGES

              (a) This Agreement is made subject to that certain Consent Judgment between the Sierra Club and Seller, dated September 3, 1992, and the Amendment to Consent Judgment, filed July 21, 1994 (hereinafter jointly referred to as "Consent Judgment"). Buyer hereby acknowledges receipt of a copy of the Consent Judgment. From and after the Effective Date, Buyer, its successors and assigns, hereby agree to comply with and assume all obligations arising under or in connection with the Consent Judgment as it pertains to the Assets.

              (b) Buyer, its successors and assigns, hereby agree to notify Seller of any and all amendments or revisions to the Consent Judgment pertaining to the Assets and to provide Seller with a copy of any and all such amendments or revisions within five (5) days.

              (c) Currently there is produced water injection taking place at West Cote Blanche Bay Field. Buyer will continue to inject produced water only into zones approved by the Department of Conservation for the State of Louisiana until other disposal operations are approved by the State of Louisiana.


                                   PART THREE

                         REPRESENTATIONS AND WARRANTIES

       3.1    SELLER.   Seller represents and warrants to Buyer that, as of the
First Closing Date:

              (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in all jurisdictions in which the Assets are located.

              (b) Seller has the corporate power and authority to enter into and perform this Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement by Seller, and the Contemplated Transactions have been duly authorized by all requisite corporate action, and do not violate (i) any provision of the articles of incorporation or bylaws of Seller, (ii) any material agreement or instrument to which Seller is a party or by which Seller is bound, (iii) any judgment, order, ruling or decree applicable to Seller as a party in interest, or (iv) to the best of Seller's knowledge after diligent inquiry, any law, rule or regulation applicable to Seller or the Assets.

              (c) This Agreement constitutes a legal, valid and binding obligation of Seller,

              (d) There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of Seller, threatened against Seller.

              (e) Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the Contemplated Transactions.

              (f) Seller is not a non-resident, alien, foreign corporation, foreign partnership, or foreign estate (as those terms are defined in the Code and in the regulations promulgated thereunder).

              (g) There are no material gas imbalances which exist in and with respect to the Assets.

              Seller shall use all reasonable efforts to assure that the warranties and representations herein contained are true and correct as of the First Closing Date and the Second Closing Date and will give prompt written notice to Buyer after the execution of this Agreement of any matter which affects any warranty or representation herein contained or which renders such warranty or representation untrue.

       3.2    BUYER.   Buyer represents and warrants to Seller that, as of the
First Closing Date:

              (a) Buyer is a corporation duly organized, validly existing, under the laws of the State of Oklahoma, and is duly qualified to carry on its business in all jurisdictions in which the Assets are located.

              (b) Buyer has the corporate power and authority to enter into and perform this Agreement and to consummate the Contemplated Transactions. The delivery and performance of this Agreement by Buyer and the Contemplated Transactions have been duly authorized by all requisite corporate action, and do not violate (i) any material agreement or instrument to which Buyer is a party or by which Buyer is bound, (ii) any judgment, order, ruling or decree applicable to Buyer as a party in interest, or (iii) to the best of Buyer's knowledge after diligent inquiry, any law, rule or regulation applicable to Buyer.

              (c) This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights generally, and
       (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

              (d) There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of Buyer, threatened against Buyer.

              (e) Buyer is an experienced and knowledgeable investor and operator in the oil and gas business.

              (f) Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement.

              Buyer shall use all reasonable efforts to assure that the warranties and representations herein contained are true and correct as of the First Closing Date and the Second Closing Date and will give prompt written notice to Seller after the execution of this Agreement of any matter which affects any warranty or representation herein contained or which renders such warranty or representation untrue.

       3.3 NO OTHER REPRESENTATIONS AND WARRANTIES. There are no warranties, representations, or implied covenants between the Parties except the matters expressly provided for in this Agreement.


                                   PART FOUR

                                   COVENANTS

       4.1    COVENANTS OF SELLER. Seller covenants with the Buyer as follows:

              (a) Except as may be expressly permitted by this Agreement or set forth in any Exhibit hereto, from and after the First Closing Date through the earlier of the Termination Date and the Second Closing Date, Seller shall use its reasonable efforts to achieve the Contemplated Transactions. Without limiting the generality of the foregoing, Seller shall not:

                     (i) prosecute, or cause to be prosecuted, the Texaco Recoupment Motion; provided, however, Seller may take any steps requested by the Bankruptcy Court;

                     (ii) amend, modify or terminate in any manner the CAOA without Buyer's consent;

                     (iii) seek relief of any type under section 365 of the Bankruptcy Code with respect to the CAOA or any other executory contract related to WCBB or otherwise seek judicial determination or declaration as to any of its rights under the CAOA or any such other putative executory contract;

                     (iv) seek relief from the automatic stay, or any similar relief, with respect to WCBB other than requested relief currently pending;

                     (v)    seek the appointment of a trustee in the Case;

                     (vi) seek adequate protection of any type under section 361 of the Bankruptcy Code with respect to its interests in WCBB other than requested relief currently pending;

                     (vii) seek the conversion of the Case to a case under chapter 7 of the Bankruptcy Code;

                     (viii) seek the dismissal of the Case;

                     (ix) act to oppose the extension of, or to limit or terminate, the exclusive time for WRT to file its Plan and solicit acceptances to that Plan unless

              Buyer shall also be opposing the extension of, or seeking to limit or terminate, such exclusivity period; or

                     (x) propose or otherwise support any plan of reorganization for WRT other than the Plan.

              (b) From and after the First Closing Date, Seller shall, in the event Seller receives any Distributions on or after the First Closing Date, accept the same as Buyer's agent and shall hold all such Distributions in trust on behalf of and for the sole benefit of Buyer, and shall promptly deliver all such Distributions to Buyer in the same form received (free of any withholding, set-off, claim or deduction of any kind).

              (c) If requested, Seller shall execute a notice of transfer of the Claim pursuant to Fed. R. Bankr. P. Rule 3001, and Seller agrees (i) to waive any notice or hearing requirements under Rule 3001, and (ii) that an order may be entered by the Bankruptcy Court recognizing the assignment of the Claim as an unconditional assignment and Buyer as the valid owner of the Claim.

              (d) Seller covenants and agrees that no later than close of business on March 12, 1997, it shall file or cause to have filed with the State Mineral Board for the State of Louisiana, for approval by the State Mineral Board, the following documents, in sufficient number of originals as may be required to comply with the rules and requirements of the State Mineral Board, together with such transmittal letters and required forms as are required to be submitted therewith:

                     (i) fully executed Assignment, Conveyance and Bill of Sale substantially in the form of Exhibit "B-1" hereto;

                     (ii) fully executed Assignment, Conveyance and Bill of Sale substantially in the form of Exhibit "B-2" hereto; and

                     (iii) a fully executed sale and assignment from WRT, as reorganized under the Plan, to Buyer covering the Buyer's Leasehold, which sale and assignment shall be substantially similar in form to Exhibit "B-2" hereto except for a change in the parties named therein to be WRT, as reorganized under the Plan, as seller thereunder, and Buyer, as purchaser thereunder.

       4.2    COVENANTS OF BUYER.  Buyer covenants with Seller as follows:

              (a) As of the Effective Date, Buyer shall be responsible for the payment of all necessary and reasonable capital costs, taxes, expenses and Burdens incurred against and/or applicable to the operation and use of the Assets after the Effective Date, whether invoiced or not. All production of Hydrocarbons from the Assets occurring after the Effective Date and all proceeds from or attributable thereto shall be the property of and belong to Buyer as of the Effective Date.

              (b) Buyer agrees that, within thirty (30) days after the First Closing, it will remove or cause to be removed the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Assets and will not thereafter make any use whatsoever of such names, marks and logos.

              (c) Buyer hereby covenants that it will use all reasonable efforts to comply with all Applicable Laws in its ownership and operation of the Assets. Buyer specifically covenants that it will comply with all Applicable Laws with respect to (i) all exploration, drilling, production, plugging and abandonment procedures and operations, and (ii) the control, regulation and prevention of pollution, including, but not limited to, saltwater discharge and contamination.

              (d) Buyer shall at First Closing provide security to Seller in accordance with the terms and conditions of the Escrow Agreement and the Security Agreement.

              (e) From and after the First Closing Date through the earlier of the Termination Date and the Second Closing Date, Buyer shall use its reasonable efforts diligently and in good faith to comply with and abide by the provisions of the Commitment Agreement, as the same relates to this Agreement.

              (f) From and after the First Closing Date through the earlier of the Termination Date and the Second Closing Date, Buyer shall not seek to amend or modify, or cause to be amended or modified, the Plan, as the same relates to this Agreement, without first obtaining the written consent of the Seller.

              (g) Promptly following the First Closing Date, Buyer shall file with the Bankruptcy Court, pursuant to Fed. R. Bankr. P. Rule 3001(e), that DLB is the proper owner of the Claim.

              (h) From and after the First Closing, Buyer shall not voluntarily convey, assign or otherwise transfer, in whole or in part, its 50% interest in WCBB to another party other than WRT pursuant to the Commitment Agreement and related transfer documents, without first obtaining the written consent of the Seller (which will not be unreasonably withheld).

              (i) To the extent Seller holds liens or security interests securing the Claim and also securing postpetition obligations to Seller arising out of WCBB or otherwise, Seller and Buyer shall cooperate in the enforcement of such liens and security interests and Seller shall have the first and prior right to all rents, profits, revenues, and proceeds of such security interests to the extent necessary to satisfy all Seller's postpetition obligations from WRT and its successors and assigns, including enforcement fees and expenses.

              (j) Buyer agrees and covenants that it will not encumber in any way, any of the collateral granted to Seller (except the security interest provided for in favor of Seller in this Agreement without the prior written consent of Seller, from the First Closing until the transfer to WRT, as reorganized under the Plan (the "Gap Period"). If any inferior liens or encumbrances arise during that Gap Period, Buyer agrees to eliminate said liens and encumbrances prior to the transfer to WRT, as reorganized under the Plan, so that the property transferred to WRT, as reorganized, is encumbered solely by the liens and security interest granted in favor of Seller as provided for in this Agreement.


                                   PART FIVE

                             ACCESS TO INFORMATION

       5.1 FILES. Prior to the First Closing, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine, in Sellers' offices at their actual location, ownership maps, lease files, assignments, division orders, check vouchers payout statements and agreements pertaining to the Assets insofar as the same may now be in existence and in the possession of Seller. Nothing in this paragraph shall constitute a waiver of attorney/client privilege or attorney work product.

       5.2 OTHER FILES. Prior to the First Closing, Seller shall make available to Buyer for inspection by Buyer at reasonable times during normal business hours at their actual location, all production and engineering books, records and data in possession of Seller which are directly related to the Assets, and all other files, records, and data pertaining to the Assets, except such records or data which Seller is prevented by contractual obligations with third parties from disclosing and as to which, where requested by Buyer, after reasonable efforts, a waiver of such contractual obligation cannot be secured.

       5.3    CONFIDENTIAL DATA.   Nothing in 5.1 or 5.2 above shall require
Seller to furnish any confidential data.


                                    PART SIX

                              ON- SITE INSPECTIONS

       6.1 ON-SITE INSPECTIONS. Prior to the First Closing, and subject to any necessary third-party operator approval, Seller shall permit Buyer and its representatives at reasonable times and at their own risk, cost and expense, to conduct reasonable inspections of the Assets; and to undertake an examination of the environmental condition of the Assets (including without limitation a Phase II assessment of the Assets); provided, however, Buyer shall repair any damage to the Assets resulting from such inspections and BUYER DOES HEREBY INDEMNIFY AND HOLD HARMLESS SELLER FROM AND AGAINST ANY AND ALL LOSSES, COSTS, DAMAGES, OBLIGATIONS, CLAIMS, LIABILITIES, EXPENSES

(INCLUDING COURT COSTS AND ATTORNEYS' FEES), OR CAUSES OF ACTION ARISING FROM BUYER'S INSPECTION AND OBSERVATION OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, CLAIMS FOR PERSONAL INJURIES OR DEATH OF EMPLOYEES OF THE BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS AND REPRESENTATIVES, AND PROPERTY DAMAGES, OR EMPLOYEES OF SELLER, ITS CONTRACTORS, AGENTS, CONSULTANTS AND REPRESENTATIVES OR THIRD PARTIES, EXCEPT TO THE EXTENT SUCH LOSSES RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, ITS REPRESENTATIVES, AGENTS OR EMPLOYEES.

                                  PART SEVEN

                            CONDITIONS TO CLOSING


       7.1 SELLER'S CLOSING CONDITIONS. The obligations of Seller to consummate the Contemplated Transactions shall be subject to the satisfaction of or waiver by Seller:

              (a) with respect to the First Closing, on or before the First Closing Date, each of the following conditions:

                     (i) the execution, delivery, and performance of this Agreement, the Assignment, Conveyance and Bill of Sale substantially in the form of Exhibit "B-1" hereto, the Escrow Agreement substantially in the form of Exhibit "C-1" and the Security Agreement substantially in the form of Exhibit "C-2", and any other documents or agreements to be executed, delivered and performed by Seller in furtherance of the Contemplated Transactions, and the execution and delivery of the Assignment, Conveyance and Bill of Sale substantially in the form of Exhibit "B-2" hereto shall have been duly and validly authorized by all necessary corporate action, including approval or concurrence by Texaco Inc.'s executive management and Board of Directors, on the part of Seller;

                     (ii) as of the First Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller) shall be pending or threatened before any court or governmental agency seeking to restrain Seller or prohibit closing of any of the Contemplated Transactions to be completed as of the First Closing or seeking damages against Seller as a result of the consummation of this Agreement or any of the Contemplated Transactions to be completed as of the First Closing;

                     (iii) all representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the First Closing as though such representations and warranties were made at and as of such time; and

                     (iv) Buyer shall have complied in all material respects with all agreements and conditions in this Agreement to be performed or complied with by Buyer on or prior to the First Closing.

              (b) with respect to the Second Closing, on or before the Second Closing Date, each of the following conditions:

                     (i) the performance of the Assignment, Conveyance and Bill of Sale substantially in the form of Exhibit "B-2" hereto shall have been duly and validly authorized by all necessary corporate action, including approval or concurrence of Texaco Inc.'s executive management and Board of Directors, on the part of Seller;

                     (ii) as of the Second Closing Date, no suit, action or other proceeding (excluding any matter initiated by Seller) shall be pending or threatened before any court or governmental agency seeking to restrain Seller or prohibit the Second Closing or seeking damages against Seller as a result of the consummation of this Agreement or any of the Contemplated Transactions;

                     (iii) the Bankruptcy Court in the voluntary proceeding commenced on February 14, 1996 by WRT under Chapter 11 of the Bankruptcy Code, shall have confirmed the Plan and such order of confirmation shall be final or, if not final, execution thereof shall not be subject to a stay of execution;

                     (iv) all other conditions to consummation of the Plan, as set forth in Section 32.2 thereof, shall have been satisfied or waived;

                     (v) Buyer shall have executed in favor of Seller the East Hackberry Letter Agreement;

                     (vi) Buyer shall have complied in all material respects with all agreements and conditions of this Agreement to be performed or complied with by Buyer on or prior to the Second Closing, including performance of the Commitment Agreement; and

                     (vii) all representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Second Closing as though such representations and warranties were made as of such time.

       7.2 BUYER'S CLOSING CONDITIONS. The obligations of Buyer to consummate the Contemplated Transactions shall be subject to the satisfaction of or waiver by Buyer:

              (a) with respect to the First Closing, on or before the First Closing Date, each of the following conditions:

                     (i) the execution, delivery, and performance of this Agreement, the Assignment, Conveyance and Bill of Sale substantially in the form of Exhibit "B-1" hereto, the Escrow Agreement substantially in the form of Exhibit "C-1" and the Security Agreement substantially in the form of Exhibit "C-2", and any other documents or agreements to be executed, delivered and performed by Buyer in furtherance of the Contemplated Transactions and the execution and delivery of the Assignment, Conveyance and Bill of Sale substantially in the form of Exhibit "B-2" hereto shall have been duly and validly authorized by all necessary corporate action, on the part of Buyer;

                     (ii) as of the First Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit closing of any of the Contemplated Transactions or seeking damages against Buyer as a result of the consummation of this Agreement or any of the Contemplated Transactions;

                     (iii) all representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the First Closing as though such representations and warranties were made at and as of such time;

                     (iv) Seller shall have complied in all material respects with all agreements and conditions in this Agreement to be performed or complied with by Seller on or prior to the First Closing;

                     (v) the written consent of WRT to the designation of Buyer as operator of the Assets, and to any subsequent designation by Buyer of an operator of the Assets, for all purposes, including without limitation, under and pursuant to the CAOA, shall have been received by Buyer; and

                     (vi) the written waiver by WRT of any preferential rights of purchase WRT may have in and to the Assets shall have been received by Buyer.

              (b) with respect to the Second Closing, on or before the Second Closing Date, each of the following conditions:

                     (i) the performance of the Assignment, Conveyance and Bill of Sale substantially in the form of Exhibit "B-2" hereto shall have been duly and validly authorized by all necessary corporate action on the part of Buyer;

                     (ii) as of the Second Closing Date, no suit, action or other proceeding (excluding any matter initiated by Seller) shall be pending or threatened before any court or governmental agency seeking to restrain Seller or prohibit the Second

              Closing or seeking damages against Seller as a result of the consummation of this Agreement or any of the Contemplated Transactions;

                     (iii) the Bankruptcy Court in the voluntary proceeding commenced on February 14, 1996 by WRT under Chapter 11 of the Bankruptcy Code, shall have confirmed the Plan and such order of confirmation shall be final, or, if not final, execution thereof shall not be subject to a stay of execution and the failure of any such condition is not the fault of Buyer;

                     (iv) all other conditions to consummation of the Plan, as set forth in Section 32.2 thereof, shall have been satisfied or waived and the failure of any such condition is not the fault of Buyer;

                     (v) all representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Second Closing as though such representations and warranties were made as of such time; and

                     (vi) Seller shall have complied in all material respects with all agreements and conditions in this Agreement to be performed or complied with by Seller on or prior to the Second Closing.


                                   PART EIGHT

                            FIRST AND SECOND CLOSING

       8.1    CLOSING.      The First Closing shall be held at the offices of
Texaco Exploration and Production Inc., 400 Poydras St., New Orleans, Louisiana, on the First Closing Date or at such other date or place as the parties may agree in writing. The Second Closing shall be held at the offices of Schulte, Roth & Zabel LLP, 900 Third Avenue, New York, New York 10022 on the Second Closing Date or at such other date or place as the parties may agree in unity.

       8.2    TRANSACTIONS AT FIRST CLOSING.

              (a) At First Closing, except to the extent comprising the Excluded Assets, Seller shall deliver (duly executed and acknowledged as required) to Buyer the following:

                     (i) the Assignment, Conveyance and Bill of Sale, substantially in the form attached hereto as Exhibit "B-1", and such other documents as may be reasonably necessary to convey Seller's interest in the Assets to Buyer, in accordance with the provisions hereof;

                     (ii) all appropriate regulatory documents required for change of operator to be executed by Buyer;

                     (iii)  exclusive possession of the Assets;

                     (iv) the Shorebase Service Agreement attached hereto as Exhibit "G";

                     (v) the amounts, if any, due by Seller to Buyer as set forth in the Preliminary Recap by wire transfer in immediately available funds to the account designated by Buyer;

                     (vi) the Gas Purchase Contracts attached hereto as Exhibits "E-1" and "E-2";

                     (vii)  the Receipt attached hereto as Exhibit "J";

                     (viii) the Contract Operating Agreement attached hereto as Exhibit "F"; and

                     (ix) such other documents as are reasonably requested by Buyer.

              (b) At First Closing, Buyer shall deliver (duly executed and acknowledged as required) to Seller the following:

                     (i) the Purchase Price for the Assets and the payment for the Claim in the amount set forth in Section 2.2 by wire transfer in immediately available funds to the account or accounts designated by Seller;

                     (ii) the Escrow Agreement attached as Exhibit "C-1" hereto;

                     (iii) The Security Agreement attached as Exhibit "C-2" hereto;

                     (iv) the Gas Purchase Contracts attached hereto as Exhibits "E-1" and "E-2";

                     (v) a copy of the insurance binder naming Seller as an additional insured, together with proof of insurance, attached hereto as Exhibit "L";

                     (vi) the Contract Operating Agreement attached hereto as Exhibit "F" ;

                     (vii) evidence that the initial deposit under the Escrow Agreement has been made in accordance with the terms of the Escrow Agreement; and

                     (viii) such other documents as are reasonably requested by
              Seller.

              (c) All events of the First Closing shall each be deemed to have occurred simultaneously with one another, regardless of when actually occurring, and each shall be a condition precedent to all others.

       8.3 TRANSACTIONS AT SECOND CLOSING. At the Second Closing, Buyer shall deliver (duly executed and acknowledged as required) to Seller the following:

              (a) the East Hackberry Letter Agreement attached hereto as Exhibit "M";

              (b) recordation of the Assignment, Conveyance and Bill of Sale attached hereto as Exhibit "B-2";

              (c) exclusive possession of the Buyer's Leasehold, including without limitation Buyer's interests, if any, in the Excluded Assets obtained by Buyer pursuant to the Commitment Agreement (which shall be at no additional cost to Seller); and

              (d) Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit "N."

       All events of the Second Closing shall each be deemed to have occurred simultaneously with one another, regardless of when actually occurring, and each shall be a condition precedent to all others.

       8.4 SUBSEQUENT TO FIRST CLOSING. After First Closing, Seller and Buyer agree to do the following:

              (a) With the exception of those items constituting Excluded Assets, copies of the Non-Excluded Material shall be shipped to Buyer within sixty (60) days after First Closing. Buyer shall designate the method of shipment and the carrier far enough in advance to allow for timely shipment and will be solely responsible for the cost and expense of reproduction costs and shipment and for any Losses occurring as a result of such shipment.

              (b) As far as is necessary Seller shall execute, acknowledge and deliver transfer orders or letters in lieu prepared by Buyer directing all purchasers of production to make payments to Buyer of proceeds attributable to production from the Assets within sixty (60) days after First Closing.

              (c) Within one hundred fifty (150) days after the First Closing Date, Seller shall provide to Buyer, for Buyer's concurrence, a final recapitulation settlement ("Final Recap") to account for all production proceeds received by Seller and all necessary and reasonable capital costs, overhead costs, severance taxes or other taxes measured by production, ad valorem taxes and including prorated estimates of ad valorem taxes in the absence of actuals, expenses and royalties paid by Seller attributable to the Assets as of the Effective Date. Buyer shall have the right, within sixty (60) days after receipt of the Final Recap, to audit and either (i) accept the Final Recap or (ii) take exceptions to the

       Final Recap. Any disagreements shall be resolved on a best efforts and good faith basis by Seller and Buyer, and any such disagreements which cannot be so resolved shall be subject to dispute resolution pursuant to
       Section 11.15.

              (d) Payment of any amounts owed under the Final Recap is due within thirty (30) days of receipt of Buyer's notice of acceptance of the Final Recap, or within thirty (30) days of resolution of any exceptions to the Final Recap, whichever is later. After the expiration of the thirty (30) day period, interest will be applied to the balance due at the rate of 9% per annum, simple.

              (e) Each Party shall provide reasonable access to all relevant documents, data and other information which may be required by the other Party for the purpose of preparing tax returns and responding to any audit by any Governmental Body. Each Party shall cooperate with all reasonable requests of the other Party made in connection with contesting the imposition of taxes. Notwithstanding anything to the contrary in this Agreement, neither Party shall be required at any time to disclose to the other Party any tax returns or other confidential tax information.

              (f) Within one year after the First Closing Date, Seller and Buyer may, at its own expense and by appointment only, audit the other party's books, accounts and records relating to such production proceeds, capital costs, overhead costs, taxes, expenses and royalties relating to this transaction; provided, however, Buyer's right to audit the books, accounts and records of Seller shall not terminate one year after the First Closing Date with respect to those matters, if any, undertaken by Seller pursuant to Section 2.8 of this Agreement (including, without limitation, reporting under Attachment "B" of the Global Settlement, the calculation and payment of Burdens and the making of appearances before the SMB). Any such audits shall be conducted so as to cause a minimum of inconvenience to the audited party.

              (g) Following each of the First Closing and the Second Closing, Seller and Buyer agree to take such further actions and to execute, acknowledge and deliver all such further documents as are necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant hereto.

       8.5    UNWIND OF THE CONTEMPLATED TRANSACTIONS.

              (a) If the Parties mutually agree that the SMB will not approve the assignment of the Assets by Seller to Buyer, pursuant to the terms of the Assignment, Conveyance and Bill of Sale executed by Seller and Buyer substantially in the form of Exhibit B-1 hereto, without any material adverse conditions or changes, the Parties may unwind the Contemplated Transactions, including, without limitation, the purchase of the Assets and the transfer of the Buyer's Leasehold. For purposes of this Section 8.5, a material adverse condition or change ("Material Change") is one which (i) exceeds one million dollars in value or (ii) requires the Buyer to accept or perform an unreasonable term or condition.

       A Party wishing to so unwind the Contemplated Transactions shall give written notice thereof to the other Party. The Parties shall then use reasonable best efforts to determine whether a Material Change has occurred. If the Parties are unable to so agree, the matter shall be resolved pursuant to the dispute resolution procedures outlined in Exhibit D hereto. The unwinding of the Contemplated Transactions shall occur thirty (30) Business Days following the determination that a Material Change has occurred, at the offices of Buyer, or at such other date or place as the Parties may agree in writing.

              (b) Upon the determination that a Material Change has occurred (pursuant to and in accordance with the terms and provisions of this Section 8.5), Buyer and Seller agree to take such actions and to execute such documents and agreements as reasonably necessary to place the Parties in the respective positions they would have been had this Agreement not been entered into and the Contemplated Transactions, or any part thereof, not been consummated.

              (c) Upon completion of the unwinding of the Contemplated Transactions, this Agreement shall terminate and be void and without further effect whatsoever, and neither Buyer nor Seller shall have any further rights or duties to the other hereunder.


                                   PART NINE

                      DISCLAIMER, ASSUMPTION AND INDEMNITY

              9.1    DISCLAIMER/ASSUMPTION OF RISK.

              (a) IT IS EXPRESSLY UNDERSTOOD BY THE PARTIES HERETO THAT SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO TITLE OR THE CONDITION OR STATE OF REPAIR OF THE ASSETS, THEIR VALUE, QUALITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY USES OR PURPOSES, NOR AS TO THE CURRENT VOLUME, NATURE, QUALITY, CLASSIFICATION, OR VALUE OF THE OIL, GAS OR OTHER MINERAL RESERVES THEREUNDER OR COVERED THEREBY, NOR WITH RESPECT TO ANY APPURTENANCES THERETO BELONGING OR IN ANY WISE APPERTAINING TO SAID ASSETS, OR OTHERWISE. Seller has advised Buyer and Buyer has acknowledged that certain spills of oil and chemicals from oil and gas exploration, development, or production (regulated or under the jurisdiction of the applicable Governmental Body) have occurred, or may have occurred, upon the Assets, which could have resulted in contamination of the soil, water, ground water, or improvements on the Assets. Furthermore, Seller has cautioned Buyer to thoroughly examine and inspect the Assets for any such conditions or violations and generally as to the condition of the Assets and its improvements, including a recommendation by Seller to Buyer that Buyer engage an environmental consulting firm to make an environmental survey of the Assets, and Buyer hereby acknowledges such obligations and assumes all liabilities associated therewith.

              (b) Further, Buyer certifies that the Assets (including, but not limited to, any oil, gas or other mineral reserves underlying the Assets) have been, or will be prior to First Closing, carefully inspected by Buyer, that Buyer is, or will be prior to First Closing, familiar with their condition and value thereof, and the improvements and appurtenances (including electric wiring and machinery installed thereon) located on the Assets, inclusive of any Hydrocarbons, other soil contaminants or waste substances, whether similar or dissimilar, that may be present in the soil, water and groundwater, that Buyer has engaged, or will engage prior to First Closing, such contractors or consultants as Buyer deems prudent for tests and surveys of the soil, water, groundwater, Wells and Equipment, and improvements on the Assets, and that Buyer assumes any and all obligations, risks and liabilities associated therewith. Buyer acknowledges that the Assets have been or may have been used in connection with oil, gas and other mineral exploration, development and operations, as well as with respect to processing and refining operations, and, as such, equipment, appurtenances, processing and other facilities, plants, buildings, structures, improvements, abandoned and other tanks and piping (including above ground and underground tanks and piping), storage facilities, gathering and distribution lines, wells and other petroleum production facilities and appurtenances which have not been excepted and excluded from this conveyance may be located thereon. Buyer further accepts the Assets (including, but not limited to, any oil, gas or other minerals and/or mineral reserves underlying said Assets) AS IS, WHERE IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND WITHOUT ANY REPRESENTATIONS, GUARANTIES, OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THEIR TITLE, VALUE, QUALITY, MERCHANTABILITY, OR THEIR SUITABILITY OR FITNESS FOR BUYER'S INTENDED USE, OR FOR ANY USES OR PURPOSES WHATSOEVER, OR THAT THE ASSETS HAVE BEEN RENDERED FREE FROM ANY DEFECTS, HAZARDS, OR DANGEROUS CONDITIONS.

              (c) Without limiting the generality of the foregoing, but in furtherance of same, Buyer accepts the Assets in their "AS IS, WHERE IS" condition. SELLER DISCLAIMS ANY AND ALL LIABILITY ARISING IN CONNECTION WITH ANY ENVIRONMENTAL MATTERS INCLUDING, WITHOUT LIMITATION, ANY PRESENCE OF NATURALLY OCCURRING RADIOACTIVE MATERIAL (NORM) ON THE ASSETS. IN ADDITION, THERE ARE NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, INFORMATION OR MATERIALS HERETOFORE OR HEREAFTER FURNISHED IN CONNECTION WITH THE ASSETS OR AS TO THE QUALITY OR QUANTITY OF THE HYDROCARBONS AND ANY OTHER MINERAL RESERVES, IF ANY, ATTRIBUTABLE TO THE INTEREST CONVEYED HEREIN OR THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS OR ANY OTHER MINERALS, AND ANY AND ALL DATA, INFORMATION AND MATERIAL FURNISHED BY SELLER IS PROVIDED AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF THE SAME IS AT BUYER'S SOLE RISK.

              (d) BUYER UNDERSTANDS THAT UNDER ARTICLES 2520 THROUGH 2548 OF THE LOUISIANA CIVIL CODE, AS AMENDED, AND OTHER PROVISIONS OF LAW THIS SALE WOULD ORDINARILY INCLUDE A WARRANTY, IMPLIED BY LAW , AGAINST CERTAIN DEFECTS IN THE SALE CONTEMPLATED HEREUNDER. BUYER EXPRESSLY WAIVES ANY AND ALL SUCH WARRANTIES WITH RESPECT TO ALL DEFECTS, WHETHER APPARENT OR LATENT, VISIBLE OR NOT, AND REGARDLESS OF WHETHER BUYER IS PRESENTLY AWARE OF SUCH DEFECTS. THIS WAIVER OF WARRANTY EXTENDS TO ALL DEFECTS, EVEN IF THE DEFECT OR DEFECTS RENDER THE PROPERTY ABSOLUTELY USELESS, OR SO INCONVENIENT AND IMPERFECT THAT BUYER WOULD NOT HAVE PURCHASED THE PROPERTY HAD BUYER KNOWN OF THE DEFECT. BUYER HAS EXAMINED THE PROPERTY THOROUGHLY AND IS FULLY SATISFIED WITH ITS CONDITION. BUYER HAS READ AND UNDERSTANDS THE FOREGOING WAIVER OF THE IMPLIED WARRANTY PROVIDED FOR UNDER ARTICLES 2520 THROUGH 2548 OF THE LOUISIANA CIVIL CODE, AS AMENDED, THE WAIVER HAS BEEN POINTED OUT AND EXPLAINED, AND QUESTIONS OR DOUBTS BUYER HAS CONCERNING THE SAME HAVE BEEN ANSWERED SATISFACTORILY. SELLER AND BUYER ACKNOWLEDGE AND STIPULATE THAT THE SALE PRICE WAS NEGOTIATED AND AGREED UPON AFTER CONSIDERATION OF THE WAIVER OF WARRANTY HEREIN SET FORTH. BUYER AND SELLER ACKNOWLEDGE READING; AND UNDERSTANDING OF THE WARRANTY WAIVER PROVISIONS CONTAINED IN THIS INSTRUMENT BY THEIR INITIALS: BUYER:
       ______    SELLER: ________

       9.2    DISCLAIMER/ASSUMPTION OF RISK.

              (a) IT IS EXPRESSLY UNDERSTOOD BY THE PARTIES HERETO THAT BUYER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO TITLE OR THE CONDITION OR STATE OF REPAIR OF THE BUYER'S LEASEHOLD, THEIR VALUE, QUALITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY USES OR PURPOSES, NOR AS TO THE CURRENT VOLUME, NATURE, QUALITY, CLASSIFICATION, OR VALUE OF THE OIL, GAS OR OTHER MINERAL RESERVES THEREUNDER OR COVERED THEREBY, NOR WITH RESPECT TO ANY APPURTENANCES THERETO BELONGING OR IN ANY WISE APPERTAINING TO SAID BUYER'S LEASEHOLD, OR OTHERWISE. Buyer has advised Seller and Seller has acknowledged that certain spills of oil and chemicals from oil and gas exploration, development, or production (regulated or under the jurisdiction of the applicable Governmental Body) have occurred, or may have occurred, upon the Buyer's Leasehold, which could have resulted in contamination of the soil, water, ground water, or improvements on the Buyer's Leasehold. Furthermore, Buyer has cautioned Seller to thoroughly examine and inspect the Buyer's Leasehold for any such conditions or violations and generally as to the condition of the Buyer's Leasehold and its improvements, including a recommendation by Buyer to Seller that Seller engage an environmental consulting firm to make an environmental survey of the Buyer's Leasehold, and Seller hereby acknowledges such obligations and assumes all liabilities associated therewith.

              (b) Further, Seller certifies that the Buyer's Leasehold (including, but not limited to, any oil, gas or other mineral reserves underlying the Buyer's Leasehold) have been, or will be prior to Second Closing, carefully inspected by Seller, that Seller is, or will be prior to Second Closing, familiar with their condition and value thereof, and the improvements and appurtenances (including electric wiring and machinery installed thereon) located on the Buyer's Leasehold, inclusive of any Hydrocarbons, other soil contaminants or waste substances, whether similar or dissimilar, that may be present in the soil, water and groundwater, that Seller has engaged, or will engage prior to Second Closing, such contractors or consultants as Seller deems prudent for tests and surveys of the soil, water, groundwater, wells and equipment, and improvements on the Buyer's Leasehold, and that Seller assumes any and all obligations, risks and liabilities associated therewith. Seller acknowledges that the Buyer's Leasehold has been or may have been used in connection with oil, gas and other mineral exploration, development and operations, as well as with respect to processing and refining operations, and, as such, equipment, appurtenances, processing and other facilities, plants, buildings, structures, improvements, abandoned and other tanks and piping (including above ground and underground tanks and piping), storage facilities, gathering and distribution lines, wells and other petroleum production facilities and appurtenances which have not been excepted and excluded from this conveyance may be located thereon. Seller further accepts the Buyer's Leasehold (including, but not limited to, any oil, gas or other minerals and/or mineral reserves underlying said Buyer's Leasehold) AS IS, WHERE IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND WITHOUT ANY REPRESENTATIONS, GUARANTIES, OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THEIR TITLE, VALUE, QUALITY, MERCHANTABILITY, OR THEIR SUITABILITY OR FITNESS FOR SELLER'S INTENDED USE, OR FOR ANY USES OR PURPOSES WHATSOEVER, OR THAT THE ASSETS HAVE BEEN RENDERED FREE FROM ANY DEFECTS, HAZARDS, OR DANGEROUS CONDITIONS.

              (c) Without limiting the generality of the foregoing, but in furtherance of same, Seller accepts the Buyer's Leasehold in their "AS IS, WHERE IS" condition. BUYER DISCLAIMS ANY AND ALL LIABILITY ARISING IN CONNECTION WITH ANY ENVIRONMENTAL MATTERS INCLUDING, WITHOUT LIMITATION, ANY PRESENCE OF NATURALLY OCCURRING RADIOACTIVE MATERIAL
       (NORM) ON THE BUYER'S LEASEHOLD. IN ADDITION, THERE ARE NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, INFORMATION OR MATERIALS HERETOFORE OR HEREAFTER FURNISHED IN CONNECTION WITH THE BUYER'S LEASEHOLD OR AS TO THE QUALITY OR QUANTITY OF THE HYDROCARBONS AND ANY OTHER MINERAL RESERVES, IF ANY,

       ATTRIBUTABLE TO THE INTEREST CONVEYED HEREIN OR THE ABILITY OF THE BUYER'S LEASEHOLD TO PRODUCE HYDROCARBONS OR ANY OTHER MINERALS, AND ANY AND ALL DATA, INFORMATION AND MATERIAL FURNISHED BY BUYER IS PROVIDED AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF THE SAME IS AT SELLER'S SOLE RISK.

              (d) SELLER UNDERSTANDS THAT UNDER ARTICLES 2520 THROUGH 2548 OF THE LOUISIANA CIVIL CODE, AS AMENDED, AND OTHER PROVISIONS OF LAW THIS SALE WOULD ORDINARILY INCLUDE A WARRANTY, IMPLIED BY LAW , AGAINST CERTAIN DEFECTS IN THE SALE CONTEMPLATED HEREUNDER. SELLER EXPRESSLY WAIVES ANY AND ALL SUCH WARRANTIES WITH RESPECT TO ALL DEFECTS, WHETHER APPARENT OR LATENT, VISIBLE OR NOT, AND REGARDLESS OF WHETHER SELLER IS PRESENTLY AWARE OF SUCH DEFECTS. THIS WAIVER OF WARRANTY EXTENDS TO ALL DEFECTS, EVEN IF THE DEFECT OR DEFECTS RENDER THE PROPERTY ABSOLUTELY USELESS, OR SO INCONVENIENT AND IMPERFECT THAT SELLER WOULD NOT HAVE PURCHASED THE PROPERTY HAD BUYER KNOWN OF THE DEFECT. SELLER HAS EXAMINED THE PROPERTY THOROUGHLY AND IS FULLY SATISFIED WITH ITS CONDITION. SELLER HAS READ AND UNDERSTANDS THE FOREGOING WAIVER OF THE IMPLIED WARRANTY PROVIDED FOR UNDER ARTICLES 2520 THROUGH 2548 OF THE LOUISIANA CIVIL CODE, AS AMENDED, THE WAIVER HAS BEEN POINTED OUT AND EXPLAINED, AND QUESTIONS OR DOUBTS SELLER HAS CONCERNING THE SAME HAVE BEEN ANSWERED SATISFACTORILY. BUYER AND SELLER ACKNOWLEDGE AND
       STIPULATE THAT THE SALE PRICE WAS NEGOTIATED AND AGREED UPON AFTER CONSIDERATION OF THE WAIVER OF WARRANTY HEREIN SET FORTH. SELLER AND BUYER ACKNOWLEDGE READING AND UNDERSTANDING OF THE WARRANTY WAIVER PROVISIONS CONTAINED IN THIS INSTRUMENT BY THEIR INITIALS: SELLER:
       ______    BUYER: ________

              9.3    INDEMNITY.

              (a) BUYER FURTHER AGREES, AS PART CONSIDERATION FOR THE SALE OF THE ASSETS, TO FULLY DEFEND, PROTECT, INDEMNIFY, HOLD HARMLESS, AND RENDER WHOLE SELLER, ITS AFFILIATES AND THE RESPECTIVE DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES OF SELLER AND ITS AFFILIATES FROM AND AGAINST EACH AND EVERY CLAIM, DEMAND OR CAUSE OF ACTION, AND ANY LIABILITY, COST, EXPENSES (INCLUDING, BUT NOT LIMITED TO, REASONABLE ATTORNEYS' FEES), OR CLAIMS WITH RESPECT TO DAMAGE, INJURY OR LOSS, INCLUDING, WITHOUT LIMITATION, PUNITIVE, IN CONNECTION THEREWITH, WHICH MAY BE MADE OR ASSERTED BY BUYER, ITS AGENTS, OR SUCCESSORS, OR BY ANY THIRD PARTY OR PARTIES (INCLUDING, BUT NOT LIMITED TO, GOVERNMENTAL BODIES) ON ACCOUNT OF OR ARISING OUT OF THE

       ASSUMED OBLIGATIONS OR PREFERENTIAL RIGHTS OF PURCHASE RELATING TO THE ASSETS OR BUYER'S LEASEHOLD, HOWSOEVER OCCURRING, WHETHER SUCH INJURIES, LOSSES, AND LIABILITIES WITH OR WITHOUT FAULT, WERE CAUSED BY BUYER'S SOLE NEGLIGENCE, FAULT OR CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OR FAULT, SELLER'S CONTRIBUTORY NEGLIGENCE OR FAULT, OR IMPOSED ON SAID PARTIES OR OTHERS UNDER ANY THEORY OF STRICT LIABILITY BY OPERATION OF LAW OR ANY OTHER THEORY OF LAW; PROVIDED, HOWEVER, THAT BUYER SHALL NOT SO INDEMNIFY SELLER FOR ANY LOSS ATTRIBUTABLE TO SELLER'S GROSS NEGLIGENCE OR WANTON, WILLFUL OR CRIMINAL ACTS OR OMISSIONS.

              (b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUT IN FURTHERANCE OF SAME, BUYER EXPRESSLY AGREES TO FULLY AND PROMPTLY PAY, PERFORM AND DISCHARGE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER, ITS AFFILIATES, AND THE RESPECTIVE DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES OF SELLER AND ITS AFFILIATES FROM AND AGAINST ANY CLAIM, DEMAND, ACTION OR SUIT, LOSS (INCLUDING, WITHOUT LIMITATION, PUNITIVE DAMAGES), COST, DAMAGE, FINE, PENALTY OR EXPENSE (INCLUDING REASONABLE ATTORNEYS' FEES) RESULTING FROM ANY ENVIRONMENTAL CLAIM ARISING OUT OF ANY OPERATIONS CONDUCTED, COMMITMENT MADE OR ANY ACTION TAKEN OR OMITTED BY SELLER AT ANY TIME WITH RESPECT TO THE ASSETS (INCLUDING, BUT NOT LIMITED TO, BUSINESS OPERATIONS, TRANSACTIONS OR CONDUCT OF THE BUSINESS DIRECTLY OR INDIRECTLY RELATED THERETO).

              (c) EACH PARTY HEREBY AGREES TO INDEMNIFY AND HOLD THE OTHER HARMLESS FROM AND AGAINST ANY CLAIM FOR A BROKERAGE OR FINDER'S FEE OR COMMISSION IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT TO THE EXTENT SUCH CLAIM ARISES FROM OR IS ATTRIBUTABLE TO THE ACTIONS OF SUCH INDEMNIFYING PARTY, INCLUDING, WITHOUT LIMITATION, ANY AND ALL LOSSES, COSTS AND EXPENSES OF ANY KIND OR CHARACTER ARISING OUT OF OR INCURRED IN CONNECTION WITH ANY SUCH CLAIM OR DEFENDING AGAINST THE SAME.

                                    PART TEN

                               SPECIAL PROVISIONS

       10.1    CAPACITY RESERVATIONS.

              (a)    Salt Water Disposal

       Buyer shall handle produced water volumes attributable to Seller's interest in West Cote Blanche Bay Field ("WCBB") from the wells operated by Seller after the Effective Date, for disposal of up to a maximum capacity guarantee of 5,000 Barrels of Water Per Day, through Buyer's salt water disposal facility in existence in WCBB as of the First Closing Date ("SWDF"). Should the SWDF at any time be temporarily limited from full capacity, Buyer shall make available to Seller no more than 30% of the SWDF's then available capacity for disposal of produced water from such Seller operated wells. If the condition causing the temporary capacity limitations has not been addressed by Buyer with a solution, plan or option to restore the diminished system capacity within twenty (20) days from when the condition arose, Seller reserves the right to purchase the affected SWDF asset(s) at salvage value. Should this purchase of the affected SWDF asset occur, Seller will have ninety (90) days either to leave the purchased asset in its present location but make it exclusive for Seller's use or to remove the purchased asset from Buyer's property, at Seller's sole cost and expense. Should the actual volume of produced water attributable to Seller's interest in WCBB from such Seller operated wells exceed 5,000 BWPD, Buyer may, in its sole discretion, but shall not be obligated to continue to accept and dispose of such additional volume as long as SWDF capacity exists. This capacity reservation by Seller is expressly limited to the SWDF and, except as provided herein, shall not apply to or burden any expansion of the SWDF or any other or additional salt water disposal facilities which may be owned or constructed by Buyer after the First Closing Date.

       Seller reserves the right to drill its own wells for salt water disposal on the Lease and to install its own salt water disposal facility on the Lease at some point in the future; provided that spacing of Seller's salt water disposal wells are at least one thousand five hundred (1500) feet away from Buyer's existing salt water disposal wells, and provided that such reserved rights shall not be exercised in a manner that interferes with the surface operations of Buyer on the Lease. Seller shall have the option of connecting its salt water disposal wells or equipment into Buyer's SWDF, which option, if exercised, shall not be exercised in a manner that interferes with Buyer's use of the SWDF.

       Should Buyer decide to modify, expand or replace a portion or portions of the SWDF in order to increase system capacity, Seller shall have the option to participate with Buyer and partially fund the project in order to increase Seller's maximum capacity guarantee upon terms and conditions mutually acceptable to Buyer and Seller.

       Reference is made to an agreement dated December 1, 1995 described as "Salt Water Disposal Letter Agreement" between Seller and TESLA, the then owners of the SWDF, and Benton Oil and Gas Company of Louisiana ("BENTON") and Tenneco Ventures Corporation ("TVC") and Tenneco Gas Production Corporation ("TGPC") (TVC and TGPC hereinafter collectively referred to as TENNECO), working interest owners in WCBB field but having no ownership interest in the SWDF. As described in that agreement, each month, the SWDF owners shall bill the owners of each well for their respective shares of all charges incurred in the operation, maintenance, and repair of the SWDF for the previous month. As per the referenced agreement, each owner (of each well) is charged a percentage of the total expenses based on the ratio that the total volume of produced disposed of from his well bears to the total volume of salt water disposed of through the SWDF during that previous month. However, Buyer and Seller hereby agree that Seller shall be charged under the referenced agreement for only actual costs which exclude costs for equipment depreciation. The December 1, 1995 agreement shall continue to remain in effect, with the stipulation that within the body of the December 1, 1995 agreement, all references to Seller as co-owner of the SWDP shall be to Buyer as sole owner of the SWDF.

       As noted in the December 1, 1995 agreement, following the initial one year period (which has now expired), such agreement shall terminate within one hundred and eighty (180) days after the parties elect to no longer dispose of salt water through the SWDF. Upon termination of such agreement by Buyer, Seller shall have the option to purchase any or all portions of SWDF at salvage value. Should this purchase of SWDF asset(s) occur, Seller will have ninety (90) days either to leave the purchased asset in its present location but make it exclusive for Seller's use or to remove the purchased asset from Buyer's property, at Seller's sole cost and expense.

       Seller's capacity reservation under this Section 10.1(a), and the rights associated therewith, may be assigned by Seller; provided, however, that any such assignment shall only be in association with the assignment by Seller of all or any part of its interest in WCBB and further, that the assignment of such capacity reservation shall be in a pro rata share equal to the percentage interest in WCBB assigned by Seller.

              (b)    Compression

       Buyer shall handle produced LP gas volumes attributable to Seller's interest in WCBB from the wells operated by Seller after the Effective Date in WCBB, for compression of up to a maximum capacity guarantee of 5 MMCFD, through Buyer's compression facility in existence as of the First Closing Date (the "Compression Facility"); provided, however, that there shall serve as a credit against this capacity reservation those volumes of gas, if any, purchased by Buyer pursuant to that certain Gas Purchase Contract attached hereto as Exhibit "E-2" to the effect that, if Buyer purchases 5 MMCFD of gas thereunder, then Buyer shall have no commensurate obligation to compress 5 MMCFD of gas under this capacity reservation. Should the Compression Facility at any time be temporarily limited from full capacity, Buyer shall make available to Seller no more than 20% of the Compression Facility's then available capacity for compression of LP gas volumes attributable to Seller's interest in WCBB from such Seller operated wells. If the condition causing the temporary capacity limitations has not been addressed by Buyer with a solution, plan or option to restore the diminished system capacity within twenty (20) days from when the condition arose, Seller reserves the right to purchase the affected compression asset(s) at salvage value. Should this purchase of the affected compression asset(s) occur, Seller will have ninety (90) days either to leave the purchased asset in its present location but make it exclusive for Seller's use or remove the purchased asset from Buyer's property at Seller's sole cost and expense. Should the actual volume of produced LP gas attributable to Seller's interest in WCBB from those wells operated by Seller after the Effective Date exceed 5 MMCFD, Buyer may, in its sole discretion, but shall not be obligated to, accept and compress such additional volume as long as Compression Facility capacity exists. This capacity reservation by Seller is expressly limited to the Compression Facility and, except as provided herein, shall not apply to or burden any expansion of the Compression Facility or any other or additional compression facilities which may be owned or constructed by Buyer after the First Closing Date.

       Seller reserves the right to install its own compression facilities at some point in the future on the Lease; provided, however, that such reserved rights shall not be exercised in a manner that interferes with the surface operations of Buyer on the Lease. Seller shall have the option of connecting its compression facility into Buyers compression system, which option, if exercised, shall not be exercised in a manner that interferes with Buyer's use of the compression system.

       Should Buyer decide to modify, expand or replace a portion or portions of the compression facility in order to increase system capacity, Seller shall have the option to participate with Buyer and partially fund the project in order to increase Seller's maximum capacity guarantee upon terms and conditions mutually acceptable to Buyer and Seller.

       Reference is made to an agreement dated December 1, 1995 described as "Compression Facility Letter Agreement" between Seller and TESLA, the then owners of the Compression Facility, and BENTON and TENNECO, working interest owners in WCBB field but having no ownership in the Compression Facility. As described in that agreement, each month the Compression Facility owners will bill the owners of each well for their respective shares of all charges incurred in the operation, maintenance, and repair of the Compression Facility for the previous month. As per the referenced agreement, each owner will be charged a percentage of the total expenses based on the ratio that the total volume of gas compressed from his well bears to the total volume of the gas compressed by the Compression Facility during that previous month. However, Buyer and Seller hereby agree that Seller shall be charged under the referenced agreement for only actual costs which exclude costs for equipment depreciation. The December 1, 1995 agreement shall continue to remain in effect, with the stipulation that within the body of the December 1, 1995 agreement, all references to Seller as co-owner of the Compression Facility shall be transferred to Buyer as sole owner of the Compression Facility.

       As noted in the December 1, 1995 agreement, following the initial one year period (which has now expired), such agreement shall terminate within one hundred and eighty (180) days after the parties elect to no longer utilize the Compression Facility to compress gas. Upon termination of such agreement by Buyer, Seller shall have the option to purchase any or all portions of Compression Facility at salvage value. Should this purchase of Compression Facility asset(s) occur, Seller will have ninety (90) days either to leave the purchased asset in its present location but make it exclusive for Seller's use or to remove the purchased asset from Buyer's property, at Seller's sole cost and expense.

       Seller's capacity reservation under this Section 10.1(b), and the rights associated therewith, may be assigned by Seller; provided, however, that any such assignment shall only be in association with the assignment by Seller of all or any part of its interest in WCBB and further, that the assignment of such capacity reservation shall be in a pro rata share equal to the percentage interest in WCBB assigned by Seller.

              (c)    Dehydration

       Buyer shall handle produced gas volumes attributable to Seller's interest in WCBB from wells operated by Seller after the Effective Date in WCBB, for dehydration of up to a maximum guarantee of 5 MMCFD, through Buyer's dehydration facility in existence in WCBB as of the First Closing Date (the "Dehydration Facility"); provided, however, that there shall serve as a credit against this capacity reservation those volumes of gas, if any, purchased by Buyer pursuant to that certain Gas Purchase Contract attached hereto as Exhibit "E-2" to the effect that, if Buyer purchases 5 MMCFD of gas thereunder, then Buyer shall have no commensurate obligation to dehydrate 5 MMCFD of gas under this capacity reservation. Should the Dehydration Facility at any time be temporarily limited from full capacity, Buyer shall make available to Seller no more than 20% of the Dehydration Facility's then available capacity for dehydration of produced gas volumes attributable to Seller's interest in WCBB from such Seller operated wells. If the condition causing the temporary capacity limitations has not been addressed by Buyer with a solution, plan or option to restore the diminished system capacity within twenty (20) days form when the condition arose, Seller reserves the right to purchase the affected dehydration asset(s) at salvage value. Should this purchase of the affected dehydration asset(s) occur, Seller will have ninety (90) days either to leave the purchased asset in its present location but make it exclusive for Seller's use or remove the purchased asset from Buyer's property, at Seller's sole cost and expense. Should the actual volume of produced gas attributable to Seller's interest in WCBB from such Seller operated wells exceed 5 MMCFD, Buyer may, in its sole discretion, but shall not be obligated to, accept and dehydrate such additional volume as long as the Dehydration Facility capacity exists. This capacity reservation by Seller is expressly limited to Dehydration Facility and, except as provided herein, shall not apply to or burden any expansion of the Dehydration Facility or any other or additional dehydration facilities which may be owned or constructed by Buyer.

       Seller reserves the right to install its own dehydration facilities at some point in the future on the Lease; provided, however, that such reserved rights shall not be exercised in a manner that interferes with the surface operations of Buyer on the Lease. Seller shall have the option of connecting its dehydration equipment into Buyer's dehydration system which option, if exercised, shall not be exercised in a manner that interferes with Buyer's use of the dehydration system.

       Should Buyer decide to modify, expand or replace a portion or portions of the dehydration facility in order to increase the system capacity, Seller shall have the option to participate with Buyer and partially fund the project in order to increase Seller's maximum capacity guarantee upon terms and conditions mutually acceptable to Buyer and Seller.

       Reference is made to an agreement dated December 1, 1995 described as "Dehydration Facility Letter Agreement" between Seller and TESLA, the then owners of the Dehydration Facility, and BENTON and TENNECO, working interest owners in WCBB field but having no ownership in the Dehydration Facility. As described in that agreement, each month the Dehydration Facility owners will bill the owners of each well for their respective shares of all charges incurred in the operation, maintenance, and repair of the Dehydration Facility for the previous month. As per the referenced agreement, each owner is charged a percentage of the total expenses based on the ratio that the total volume of gas dehydrated from his well bears to the total volume of the gas dehydrated by the Dehydration Facility during that previous month. However, Buyer and Seller hereby agree that Seller shall be charged under the referenced agreement for only actual costs which exclude costs for equipment depreciation. The December 1, 1995 agreement shall continue to remain in effect, with the stipulation that within the body of the December 1, 1995 agreement, all references to Seller as co-owner of the Dehydration Facility shall be transferred to Buyer as sole owner of the Dehydration Facility.

       As noted in the December 1, 1995 agreement, following the initial one year period (which has now expired), such agreement shall terminate within one hundred and eighty (180) days after the parties elect to no longer utilize the Dehydration Facility to dehydrate gas. Upon termination of such agreement by Buyer, Seller shall have the option to purchase any or all portions of the Dehydration Facility at salvage value. Should this purchase of Dehydration Facility asset(s) occur, Seller will have ninety (90) days either to leave the purchased asset in its present location but make it exclusive for Seller's use or remove the purchased asset from Buyer's property, at Seller's sole cost and expense.

       Seller's capacity reservation under this Section 10.1(c), and the rights associated therewith, may be assigned by Seller; provided, however, that any such assignment shall only be in association with the assignment by Seller of all or any part of its interest in WCBB and further, that the assignment of such capacity reservation shall be in a pro rata share equal to the percentage interest in WCBB assigned by Seller.

       10.2 SURFACE RIGHT OF WAY ALLOWANCES. To the extent necessary, Seller reserves the right to install any pipeline (of any size) as well as any facility including salt water disposal (of any size) upon the Lease for production, as long as its location or installation does not impede Buyer's operations.

              Both parties agree to allow the other party to install additional lines in such a manner that a new line is laid over an existing line at each crossing.

              Seller reserves the right to conduct seismic on the Lease with only notification being required (no permits or fees).

              Seller reserves the right of access to, and the right to maintain and repair, any line(s) under TEPI's ownership that is physically located on the property of Buyer, such as on benches along the walkways or laying on the mudline in the area sold.

              It is understood and acknowledged by Buyer and Seller, that each party has the right of use of the surface of the area covered by the Lease as co-owners under the Lease.

       10.3 POLLUTION RESPONSE/PAYMENT. In the event of an observed spill condition, both Seller and Buyer agree that the first observing party shall initiate proper response and immediately notify the proper authorities, as well as the other party to this Agreement. Each party shall respond to its own spill. In the event one party responds to another party's spill, upon discovery of the actual cause of the spill condition, the party responsible for the spill (through its own fault or the fault of its contractors), agrees to reimburse the responding party for actual costs associated with the response and cleanup. This reimbursement shall be made within thirty (30) days of billing.

       10.4 ABILITY TO DRILL SALT WATER DISPOSAL WELLS. Buyer agrees to allow Seller the right to drill and maintain separate ownership of additional salt water disposal wells within the designated area sold to Buyer for shallow production, as long as its location or installation does not impede Buyer's operation.

       10.5 ABILITY TO MOVE RIGS. Seller shall retain the right to move drilling rigs or other equipment across the Lease when it considers it necessary to do so for conduction of operations.

       10.6 CATHODIC PROTECTION. The cathodic protection system currently in operation shall continue to be operated by Buyer in a manner such that it protects the exit (sales or distribution) lines owned by Seller or its subsidiaries.

       10.7 EXISTING EMPLOYEES AND CONTRACTORS. Buyer agrees not to hire current employees of Seller for a period of two years from the Effective Date without Seller's prior consent.

              Buyer shall hire no more than 4 employees from Seller. These employees shall be limited to hourly employees only (excluding a production supervisor and a clerk), and shall include no more than one mechanic.

              Buyer agrees not to interfere with Seller's right to maintain contracts with the following vessels for Seller's continued use in the Ivanhoe area. These vessels shall include, but shall not be limited to the Miss Kimberly (serving VB), the Mr. Bill (serving CBI), the Miss

Carmen (serving the Area Mechanics), the Miss Sissy (serving the Ivanhoe Production Supv), and the Clay B (acting as the work barge for the Ivanhoe area)

       10.8 ACCESS TO FRESH WATER. Buyer shall furnish Seller freshwater from existing freshwater well(s) located at the WCBB Tank Battery, at no charge to Seller for the fresh water so furnished, for use in compression cooling, engine cooling, washdown on tank battery 1-A , and other miscellaneous uses.

       10.9 ACCESS TO FIELD. Seller shall retain general access to the Lease as it considers necessary for the conduction of operations.

       10.10 INSURANCE. Buyer shall obtain a $1,000,000 general liability insurance policy, a $10,000,000 umbrella insurance policy and other insurance generally required in the industry covering the Lease (from base of "Rob C Marker" to surface) and Buyer's operations therein, under which Seller will be named as an additional insured. Attached hereto as Exhibit "L" is a copy of Buyer's insurance binder with Seller named thereon as an additional insured.

       10.11 WELL PROPOSAL BY BUYER. At any time that Buyer proposes to drill a well in a location that may be deemed to enter onto or affect the area outside of the Lease, Buyer will advise Seller sixty (60) days in advance of the proposed drilling of such well. No well may be drilled which would affect the area outside of the Lease, without the consent of the Seller, within one year of the First Closing Date.

       10.12 NONINTERFERENCE OF OPERATIONS. Seller and Buyer each agree than neither shall exercise any of the rights either reserved or granted to it in this Agreement, including without limitation the rights reserved in this Part Ten, so as to interfere with or impede the other party's operations on or in connection with the Lease, Assets, or Buyer's Leasehold.

       10.13  RIGHT TO PURCHASE PRODUCTION.

              Oil: Seller reserves on behalf of Texaco Trading and Transportation Inc. ("TTTI"), the right from time to time, to purchase from Buyer at a price equivalent to the price offered to Buyer by any bona fide third party purchaser, the oil and/or other liquid hydrocarbons produced and saved from the Assets except any used for operating purposes thereon. Said third party offer shall be made either: (i) in writing; or, (ii) orally, subsequently confirmed in writing. TTTI's election to purchase said oil and/or other liquid hydrocarbons shall be given to Buyer in writing within thirty (30) days from receipt of notice from Grantee as to the terms and conditions of the third party contract to purchase the oil and/or related liquid hydrocarbons, including, but not limited to, the date when such purchases by TTTI shall begin. Once commenced, TTTI's purchases shall continue until such date as may be specified by written notice from TTTI to Buyer given at least thirty (30) days in advance, specifying the date for discontinuance of such purchases. If TTTI fails to notify Buyer within said period of time, TTTI shall be deemed to have waived its election to exercise such right for the term of the third party contract, the term of which third party contract shall not exceed one (1) year. The reservation provided for hereinabove shall apply separately as to the oil and other liquid hydrocarbons produced and saved from the Assets, and TTTI may purchase the oil and the other liquid hydrocarbons, or any one or more of them, without purchasing the remaining products. The effective date of change will be no earlier than the first of the month following thirty (30) days notice of change, unless mutually agreed otherwise. For the purpose of this Section, all notices shall be sent to the attention of Mr. Paul E. Fowler, Division Manager TTTI, Texaco Heritage Plaza, 1111 Bagby, Houston, Texas 77002-2543, phone number (713) 666-8000, fax number
(713) 752-6376, or such other party or address as TTTI may specify, in writing, from time to time.

       Notwithstanding anything contained in this Section to the contrary hereinabove, if Buyer receives from any bona fide third party purchaser an offer to purchase the oil and/or other liquid hydrocarbons produced and saved from the Assets at a price equivalent to or higher than that currently received by Buyer from TTTI for such products, Buyer shall immediately notify TTTI, in writing, of such offer as set forth above. TTTI shall have the same right to purchase the oil and/or other liquid hydrocarbons as provided hereinabove at the newly offered price and TTTI shall exercise said right in he same manner as heretofore provided.

       10.14 BUYER'S RETAINED INTEREST IN TANK BATTERY 1-A. Buyer will receive the purchased header, LP test separator (24" by 10'), and LP production separator (60" by 15') at their respective current locations on tank battery 1-
A. Buyer will be responsible for making the piping connection off their separator outlets and sending Buyer's production to one of Buyer's tank batteries for processing and sale. Buyer shall remove all of Buyer's Wells to another tank battery. Buyer shall remove this equipment and relocate and move its production from tank battery 1-A no later than December 31, 1998. Until this time, Buyer shall have the right to pass across Seller's tank battery 1-A, and shall also have use of tank battery 1-A for its production provided Seller receives and gives permission for such use, which permission shall not be unreasonably withheld.

              As new flowlines are laid or present flowlines repaired by Buyer, every attempt shall be made to route these flowlines to tank batteries other than Seller operated tank battery 1-A. Buyer shall have the right to lay lines on tank battery 1-A in order to route Buyer's production coming to the tank battery 1-A header to another facility operated by Buyer. Seller will maintain the current tank battery 1-A platform and generator for use by Buyer. Buyer will maintain its equipment on tank battery 1-A for proper operation and condition.

       10.15 MISCELLANEOUS. Seller shall install turbine meter on salt water line leaving tank battery 1-A going to Buyer's disposal facility. This meter shall serve as the allocation point for charges on Seller's salt water disposal volume.

              Buyer will maintain and service existing perimeter lighting around the WCBB.

              Seller will maintain and service existing channel lighting (Navaids) on the route from the Ivanhoe shorebase facility to WCBB. Twenty-five percent of charges relating to the maintenance and service of the existing channel lighting on such route shall be borne by Buyer.

                                  PART ELEVEN

                                 MISCELLANEOUS

       11.1   SUCCESSORS AND ASSIGNS.      This Agreement shall inure to the
benefit of and be binding upon the successors and assigns of the respective Parties.

       11.2   WAIVERS AND AMENDMENTS.      All amendments and other
modifications hereof shall be in writing and signed by each of the Parties.
Any Party may by written instrument (i) waive compliance by the other Party with, or modify any of, the covenants or agreements made by the other Party in this Agreement or (ii) waive or modify performance of any of the obligations or other acts of the other Party. The delay or failure on the part of any Party to insist, in any one instance or more, upon strict performance of any of the terms or conditions of this Agreement, or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such terms, conditions, rights or privileges but the same shall continue and remain in full force and effect. All rights and remedies are cumulative.

       11.3 NOTICES. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given
(a) when delivered by hand, (b) when sent by telecopier (with receipt confirmed), provided that a copy is promptly thereafter mailed in the USA by first class postage prepaid registered or certified mail, return receipt requested, (c) when received by the addressee, if sent by Express Mail, Federal Express, other express delivery service (receipt requested) or by such other means as the Parties may agree from time to time or (d) five (5) Business Days after being mailed in the USA, by first class postage prepaid registered or certified mail, return receipt requested; in each case to the appropriate address and telecopier number set forth below (or to such other address and telecopier number as may be designated elsewhere in the Agreement or as a Party may designate as to itself by notice to the other Party):

                     (i)    if to Seller:

                            Mr. Norman A. Duplantis
                            Assistant Division Manager - Onshore
                            Texaco Exploration and Production Inc.
                            400 Poydras
                            New Orleans, Louisiana 70130
                            Fax:  (504) 593-4665

                     (ii)   if to the Buyer:

                            Mr. Mark Liddell
                            DLB Oil & Gas, Inc.
                            1601 N. W. Expressway
                            Suite 700
                            Oklahoma City, Oklahoma 73118-1401
                            Fax: (405) 848-9449

Each Party shall have the right upon giving ten (10) Business Days prior written notice to the other in the manner hereinabove provided, to change its address for purposes of notice.

       11.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same document.

       11.5 ENTIRE AGREEMENT. This Agreement and the Exhibits hereto, if any, contain the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior discussions, understandings, agreements and undertakings between the Parties hereto relating to the subject matter hereof. There are no additional terms, whether consistent or inconsistent, oral or written which are intended to be part of the Parties' understanding which have not been incorporated into this Agreement and Exhibits hereto.

       11.6 SEVERABILITY. Except for Section 8.5, which shall not be severable from any other provision of this Agreement, each provision in this Agreement is intended to be severable. If any term or provision hereof is held by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

       11.7 APPLICABLE LAW. This Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Louisiana.

       11.8 EXPENSES. Except as specified herein, or allowed by the Bankruptcy Court, and as the Parties may otherwise agree, each Party shall be solely responsible for all expenses incurred by it in connection with any and all transactions that are contemplated by this Agreement.

       11.9 FILING AND RECORDING OF ASSIGNMENTS, ETC. Seller shall be solely responsible for recording of the sale and assignments and any other documents related to the Assets and Seller shall promptly provide Buyer with recorded copies of same.

       11.10 PAYMENT OF BURDENS. Without in any way limiting the provisions of the Contract Operating Agreement attached hereto as Exhibit "F", Seller hereby agrees to and shall continue paying such Burdens, on behalf of Buyer, for all liquid and gaseous hydrocarbons, whether similar or dissimilar, produced during the month in which the First Closing occurs; and Buyer shall commence the payment of the Burdens for all such liquid and gaseous hydrocarbons produced beginning the first day of the month following the month in which the First Closing occurs and thereafter. Buyer expressly agrees to calculate and timely pay royalties to the State of Louisiana in accordance with Attachment "C" of the Global Settlement, and any other royalty owners, in accordance with the Lease or other agreements providing for the payment of royalties with respect to production from the Assets. BUYER SHALL INDEMNIFY, PROTECT AND HOLD HARMLESS SELLER FROM AND AGAINST EACH AND EVERY CLAIM AND CAUSE OF ACTION AND LIABILITY IN CONNECTION THEREWITH, RESULTING FROM OR ATTRIBUTABLE TO THE CALCULATION AND PAYMENT OF ANY BURDENS IN ACCORDANCE WITH THE PROVISIONS OF SAID LEASE(S) AND AS PROVIDED FOR IN SECTION 2.8 OF THIS AGREEMENT.

       11.11 LAWS AND REGULATIONS. This Agreement is subject to all federal, state and local laws and to all orders, rules, regulations and standards issued thereunder by all duly constituted political subdivisions and agencies having jurisdiction.

       11.12 PUBLIC ANNOUNCEMENTS. The Parties hereto agree that prior to making any public announcement or statement with respect to the transaction contemplated by this Agreement, the Party desiring to make such public announcement or statement shall consult with the other Party hereto and exercise its best efforts to (i) agree upon the text of a joint public announcement or statement to be made by both such Parties or (ii) obtain approval of the other party hereto to the text of a public announcement or statement to be made solely by Seller or Buyer, as the case may be. Nothing contained in this paragraph shall be construed to require either Party to obtain approval of the other Party hereto to disclose information with respect to the Contemplated Transactions to any state or federal governmental authority or agency or to the extent required by the Bankruptcy Code or Applicable Law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction (including, without limitation, any governmental authority or agency having jurisdiction with respect to the Case) or necessary to comply with disclosure requirements of the New York Stock Exchange or any other regulated stock exchange and applicable securities laws.

       11.13 ASSIGNABILITY. This Agreement and the rights and obligations created or assumed hereunder shall not be assignable or delegable by Buyer and any assignment shall be void ab initio, provided, however, that Seller hereby consents to Buyer's assignment of its rights, as of the Effective Date of the Plan, to WRT, as reorganized, as more particularly set forth in and contemplated by the Plan, the Commitment Agreement and the Assignment and Assumption Agreement (attached hereto as Exhibit "N"), provided, further, that notwithstanding such assignment (or any subsequent assignment) and the assumption by WRT, as reorganized, of Buyer's obligations under this Agreement, no such assignment shall effect a novation, discharge or release of this Agreement and Buyer shall in no way be relieved of its obligations hereunder and shall remain liable therefor.

       11.14 PROVISIONS SURVIVE EACH CLOSING. Except as may be specifically provided herein, the provisions of this Agreement, including all representations, warranties, covenants and agreements made hereunder or pursuant hereto shall survive each Closing and be and remain enforceable and continue in full force and effect as to their terms and conditions following each Closing and shall not be deemed to have been merged into any Closing or into any sale and assignment.

       11.15 DISPUTE RESOLUTION. All disputes, controversies or claims relating to or arising out of the Contemplated Transactions shall be resolved in accordance with Exhibit "D" hereto.

       11.16 SELLER'S ELECTION TO ELECT A TAX DEFERRED EXCHANGE. Seller retains the right to sell its interest in the Assets to Buyer as a non-simultaneous like-kind property exchange for cash pursuant to Section 1031 of the Code. Seller shall have the right to elect this tax-deferred exchange at any time prior to the First Closing Date. Buyer agrees to execute additional escrow instructions, documents, agreements, or instruments to effect the exchange, provided that Buyer shall incur no material additional costs, expenses, fees or liabilities as a result of or in connection with the exchange.

       11.17 TERMINATION. This Agreement may be terminated at any time by mutual consent of Seller and Buyer. Buyer agrees to use reasonable efforts to obtain ownership of the Buyer's Leasehold for purposes of conveying the same to Seller as contemplated by this Agreement. If Buyer has not been successful in obtaining ownership of the Buyer's Leasehold, and conveying the same to Seller, within one (1) year of the First Closing Date, Buyer and Seller shall agree on the value of the Buyer's Leasehold and Buyer shall pay to Seller an amount (by wire transfer in immediately available funds) equal to the Parties' agreed upon value of the Buyer's Leasehold. If the Parties are unable to agree upon the value of the Buyer's Leasehold, Seller shall have the right at any time after such one (1) year period to invoke the provisions of Exhibit "D" hereto concerning dispute resolution for purposes of establishing the value of the Buyer's Leasehold for purposes of the payment to be made by Buyer to Seller under this Section 11.17. If the Second Closing has not occurred and upon Buyer paying to Seller the value of the Buyer's Leasehold (as determined either by mutual agreement or otherwise), this Agreement shall terminate and neither Buyer nor Seller shall have any further right or obligation to the other hereunder, except as provided in Section 11.14, and as otherwise expressly provided herein.

       IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.



WITNESSES:                                 SELLER:
                                           TEXACO EXPLORATION AND
                                           PRODUCTION INC.


------------------------------             By:
NAME:                                          -------------------------------
     -------------------------             NAME:
                                                ------------------------------
                                           TITLE:
                                                 -----------------------------
------------------------------             Tax ID:  51-0265713
NAME:
     -------------------------

WITNESSES:                                 BUYER:
                                           DLB OIL & GAS, INC.


------------------------------             By:
NAME:                                          -------------------------------
     -------------------------             NAME:
                                                ------------------------------
                                           TITLE:
                                                 -----------------------------
------------------------------             Tax ID:  73-1358299
NAME:
     -------------------------

                          CONTRACT OPERATING AGREEMENT


         THIS CONTRACT OPERATING AGREEMENT ("Agreement") entered into this 11th day of March, 1997, by and between DLB Oil & Gas, Inc. ("DLB") and Texaco Exploration and Production Inc. ("TEPI"), under and according to the following terms and conditions:

         WHEREAS, TEPI and DLB have executed that certain Purchase, Sale and Cooperation Agreement dated March 11, 1997 ("Purchase Agreement") regarding the sale of a portion of State Lease 340 by TEPI to DLB insofar and only as the same covers those lands and depths described on Exhibit "A" to Exhibit "B-1" to the Purchase Agreement (the "Mineral Property");

         WHEREAS, TEPI has assigned and conveyed to DLB all of its right, title and interest in and to the Mineral Property;

         WHEREAS, TEPI has been operator of the Mineral Property but DLB has assumed operatorship of the Mineral Property;

         WHEREAS, DLB desires TEPI to undertake the administration, management and operation of the Mineral Property for a period of time to facilitate the transition of operatorship of the Mineral Property from TEPI to DLB; and

         WHEREAS, TEPI is willing and agreeable to undertake and perform said duties regarding the Mineral Property on the terms and conditions set out in this Agreement;

         NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, DLB and TEPI agree as follows, to wit:

         1.      Designation of Contract Operator

                 DLB hereby designates TEPI to administer, manage and operate the Mineral Property consistent with the terms and conditions of that certain Contract Area Operating Agreement dated July 1, 1987 by and among Texaco, Inc., as Operator, and Pelham Partners, Ltd., et al., as Non-Operators recorded at COB 37-J, page 255, Entry No. 246,862, St. Mary Parish, Louisiana ("Operating Agreement"). DLB and TEPI hereby agree that TEPI is hereby designated as Contract Operator and is authorized to conduct all operations for the Mineral Property in accordance with the terms and conditions of the Operating Agreement as if TEPI were named as Operator. For purposes of this Agreement, all references to "Operator" in the Operating Agreement, shall be deemed to be TEPI, and all references to "Non-Operator" shall be deemed to include DLB as an owner of a working interest in and to the Mineral Property.

         2.      Duties and Obligations

                 TEPI hereby agrees to administer, manage and operate the Mineral Property in a manner consistent with the management and administrative practices currently being provided by TEPI in connection with the Mineral Property (the "Services"). During normal business hours, DLB shall be entitled to reasonably consult with TEPI or its representatives providing the Services. TEPI shall make such representatives reasonably available to DLB.

         3.      Costs and Expenses

                 TEPI shall be entitled to receive payment from DLB, and to continue to invoice the other owner or owners of a working interest in the Mineral Property, for all costs, expenses and charges, but only to the extent that such costs and expenses are permitted under Article 5 of the Operating Agreement and approved by DLB for such costs in excess of $25,000.00. Notwithstanding anything to the contrary, however, during the term of this Agreement, TEPI shall not be required to make any capital expenditures to the Mineral Property, unless TEPI and DLB shall otherwise agree to such capital expenditures.

                 (a) Projects Costing Less Than $25,000. TEPI may, but shall not be obligated to, undertake single projects, as defined below, reasonably estimated to require expenditures of Twenty-Five Thousand ($25,000) Dollars each or less, without obtaining the prior approval of DLB. As used herein, the term "single project" shall mean a planned undertaking with a specific goal, and shall include all of the various components of such undertaking. In case of explosion, fire, flood or other sudden emergency, whether of the same or different nature (an "Emergency"), TEPI may take such steps and incur such expenses as in its opinion are required to deal with the Emergency to safeguard life and property. Upon the expenditure of funds by TEPI in response to an Emergency, as defined herein, TEPI shall provide DLB, immediately thereafter with actual notice (within 24 hours) and a detailed accounting or authority for expenditure ("AFE") of the funds expended (within 5 days).

                 (b) Projects Costing More Than $25,000. In all cases where a single project, as defined hereinabove, is reasonably estimated to require expenditures in excess of Twenty-Five Thousand ($25,000) Dollars, TEPI shall prepare and submit to DLB an AFE which shall describe, in reasonable detail, the operation proposed to be conducted and the estimated cost thereof. Within a reasonable time after receipt of such AFE, DLB shall approve such AFE by signing the same and returning it to TEPI or by otherwise evidencing its approval thereof, or shall disapprove such AFE by written notice to TEPI in accordance with Article 5 of the Operating Agreement.

         4.      Term

                 This Agreement shall become effective on the 12th day of March, 1997 at 7:00 a.m., and continue in effect for a period of sixty (60) days or until the approval of the Assignment, Conveyance and Bill of Sale from TEPI to DLB of the Mineral Property by the Louisiana State Mineral Board is received, whichever is longer.

         5.      Transition

                 TEPI and DLB agree to cooperate and assist the other to effectuate the change of operator of the Mineral Property from TEPI to DLB, upon the termination of this Agreement.

         6.      Liability

                 (a) Standard of Care. TEPI shall provide the Services in a timely and current manner, consistent with management and administrative practices that it would provide for itself in the performance of services similar to the Services. TEPI shall have no responsibility for and shall incur no liability for any damage or loss of any nature suffered or incurred by DLB arising out of or in connection with the rendering by TEPI of the Services including liability arising out of TEPI negligence or a claim of strict liability unless such damage or loss is the result of the gross negligence or willful misconduct of TEPI. DLB, at its expense, shall defend, protect and indemnify and hold harmless TEPI, its affiliates, and their respective representatives from and against each and every claim, demand or cause of action and any liability, damage or loss in connection therewith, which may be made or asserted by DLB, its agents or any third persons (including, but not limited to, TEPI's representatives), arising out of or in connection with the furnishing of Services hereunder by TEPI, except to the extent attributable to TEPI's gross negligence or willful misconduct.

                 (b) Independent Contractor Relationship. With respect to its performance of the Services, TEPI is an independent contractor, with the authority to control, oversee and direct the performance of the details of the Services, DLB being only interested in the results obtained. DLB shall have the right (to the extent not in violation of the law or inconsistent with reasonable business practices) to direct TEPI to conduct or not conduct certain Services (consistent with TEPI's obligations contained herein) with respect to the Mineral Property, but the means and manner of the same shall be in the exclusive control of TEPI.

                 (c) No Joint Venture or Partnership. This Agreement is not intended to and shall not be construed as creating a joint venture, partnership, agency or other association within the meaning of the law or under the laws of the state in which either Party is incorporated, organized or conducting business. Except as otherwise provided therein, neither party shall be responsible for the obligations or actions of the other Party, each Party being severally responsible only for its obligations and actions arising hereunder.

         7.      Notices

                 All notices authorized or required between the parties and required by any of the provisions of this Agreement shall, unless otherwise and specifically provided, be given in accordance with the Notices provision contained in Part Eleven of the Purchase Agreement.

         8.      Insurance

                 DLB shall procure and maintain during the term hereof the insurance specified in Article 6 of the Operating Agreement and Section 10.10 of the Purchase Agreement to include insurance coverage for TEPI as contract operator. TEPI shall be an additional named assured and co-loss-payee under the terms of such policies. DLB shall furnish a waiver of subrogation. DLB shall provide TEPI with thirty (30) days advance written notice of termination of any insurance required hereunder and all certificates of insurance requested by TEPI shall provide for at least thirty (30) days prior notice to TEPI of cancellation.

         9.      Conflicts

                 To the extent the provisions of this Agreement are deemed to be in conflict with or contrary to the provisions of any extant agreements concerning the Mineral Property, DLB and TEPI agree that the provisions of this Agreement deemed to be in conflict with or contrary to under the provisions of any extant agreements shall be suspended until consents or waivers under the extant agreements are received. DLB and TEPI further agree to make all reasonable efforts to obtain said consents or waivers from third parties.

         10.     Dispute Resolution

                 Part 11.15 of the Purchase Agreement shall apply to all disputes between the parties.

         11.     Amendment

                 This Agreement constitutes the entire understanding between the parties with regard to the operation of the Mineral Property by TEPI and supersedes any prior understanding, whether written or oral, and this Agreement cannot be amended except in writing executed by the parties.

         IN WITNESS WHEREOF the parties have executed the same as of the day first written above.


                                        DLB OIL & GAS, INC.


                                        By:
                                                -------------------------------
                                        Name:
                                                -------------------------------
                                        Title:
                                                -------------------------------


                                        TEXACO EXPLORATION AND PRODUCTION INC.


                                        By:
                                                -------------------------------
                                        Name:
                                                -------------------------------
                                        Title:
                                                -------------------------------

                      ASSIGNMENT AND ASSUMPTION AGREEMENT


         This Agreement (the "Agreement") is made and entered into this 11th day of March, 1997, by and between DLB Oil & Gas, Inc., an Oklahoma corporation (hereinafter "DLB") and WRT Energy Corporation, a Texas corporation, as reorganized pursuant to the Second Amended Joint Plan of Reorganization, dated March 11, 1997, as may be amended or modified (the "Plan") (hereinafter "New WRT"). Unless the context otherwise requires, all capitalized terms not otherwise defined herein shall have the same meanings herein as in that certain Purchase, Sale and Cooperation Agreement by and between Texaco Exploration and Production Inc. ("TEPI") and DLB dated March 11, 1997 ("PS&C Agreement").

                                   ARTICLE I

                                THE ASSIGNMENTS

Section 1.1 Assignments by DLB. In implementation of the closing of the transactions contemplated by (i) that certain Commitment Agreement dated as of January 20, 1997, among WRT, as debtor-in-possession, DLB and Wexford Management LLC and (ii) the Plan, and in consideration of the exchange of consideration set forth in the Commitment Agreement, the receipt and adequacy of which is hereby acknowledged, effective as of the "Effective Date" of the Plan (as such term is defined in the Plan), DLB assigns, grants, conveys and delivers to New WRT, subject to those certain exclusions set forth in Section 1.2 herein, all of DLB's right, title and interest in, to and under the following:

               (a) The Assets acquired by DLB from TEPI pursuant to the PS&C Agreement, and that certain Assignment, Conveyance and Bill of Sale by and between TEPI and DLB dated March 11, 1997 (the "Assignment"), attached as Exhibit B-1 to the PS&C Agreement;

               (b) Those certain Gas Purchase Contracts by and between TEPI and DLB, each dated March 11, 1997 (attached as Exhibits E-1 and E-2 to the PS&C Agreement), which provide for, inter alia, the mutual sale and purchase by DLB and TEPI of certain quantities of DLB and TEPI gas;

               (c) That certain Shorebase Service Agreement by and between TEPI and DLB dated March 11, 1997 (attached as Exhibit G to the PS&C Agreement), pursuant to which TEPI, as an independent contractor, will provide to DLB certain operating services and shorebase facilities in connection with the West Cote Blanche Bay Field; and

               (d) Those certain procedures for resolving disputes relating to or arising out of the Contemplated Transactions as set forth in Exhibit D to the PS&C Agreement, and as acknowledged by DLB and New WRT (the "Dispute Resolutions").

Section 1.2 Exclusions to Assignment. Notwithstanding the assignments by DLB set forth in Section 1.1 hereinabove, DLB's right, title and interest in the following shall not be assigned or conveyed to New WRT:

               (a) The Claim acquired by DLB pursuant to the PS&C Agreement, as well as all rights related thereto as set forth in the PS&C Agreement;

               (b) All funds that DLB received, or is entitled to receive, from TEPI in connection with the Preliminary Recap and the Final Recap pursuant to the PS&C Agreement, and all rights related thereto as set forth in the PS&C Agreement; and

               (c) DLB's right to unwind the Contemplated Transactions pursuant to Section 8.5 of the PS&C Agreement, and all rights related thereto.

                                   ARTICLE II

                                THE ASSUMPTIONS

Section 2.1 Assumptions by New WRT. In consideration of DLB's assignment to New WRT of certain assets and rights described in Section
                 1.1 hereinabove, effective as of the Effective Date of the Plan, New WRT shall assume any and all liabilities, duties and obligations that arise, or may arise, from and under the following:

                 (a) The PS&C Agreement, including, without limitation, the Assumed Obligations, as well as all other obligations provided in Sections 2.7 (b), (c) and
                          (d), 2.8, 2.9, 4.2(a) and (c), 9.1, 9.3, 10.1,10.2,
                          10.3, 10.4,10.5, 10.6, 10.7, 10.8, 10.9, 10.10,
                          10.11, 10.12, 10.13, 10.14, 10.15, 11.10 and 11.13 of
                          the PS&C Agreement;

                 (b)      The Assignment;

                 (c)      The Gas Purchase Contracts;

                 (d)      The Shorebase Service Agreement;

                 (e) That certain Escrow Agreement by and among, TEPI, DLB and The Chase Manhattan Bank, as escrow agent, dated March 11, 1997 (attached as Exhibit C to the PS&C Agreement), which requires the performance of certain
                          (i) plugging and abandonment obligations arising under the Lease, and (ii) periodic deposits of funds into an escrow account for a fixed period of time;

                 (f) That certain Security Agreement and Assignment of Production Proceeds by and between New WRT and TEPI, dated as of the Effective Date of the Plan, which grants to TEPI a security interest in (i) the Escrow Account (as defined in the Escrow Agreement) and (ii) 50% of the production, as well as the proceeds therefrom, arising from the Assets; and

                 (g)      The Dispute Resolutions.

Section 2.2 Obligations of DLB. Notwithstanding New WRT's assumption of the liabilities and obligations identified in Section 2.1 hereinabove, DLB shall remain liable (on and after the Effective Date of the Plan, and jointly and severally with New
                 WRT) for all obligations set forth in Section 2.1 hereinabove.

                                 ARTICLE III

                                  COVENANTS

Section 3.1 Covenants of DLB. DLB agrees to execute and deliver such additional documents, as well as any amendmentsthereof or supplements thereto, as may be required to assign and convey to New WRT all of DLB's right, title and interests described in Section 1.1 hereinabove (subject to those "exclusions" described in Section 1.2 hereinabove), including, without limitation, the Assets acquired by DLB from TEPI pursuant to the PS&C Agreement and the Assignment. DLB shall also cause New WRT to be named as a named insured under the policy of insurance delivered to TEPI at the First Closing.

Section 3.2      Covenants of New WRT.     New WRT agrees to execute and
                 deliver such additional documents, as well as any amendments thereof or supplements thereto, as may be required to (i) assign and convey to DLB all of New WRT's right, title and interest in, to and under the Buyer's Leasehold, including, without limitation, New WRT's interest in the facilities which were excluded from the Assets pursuant to the PS&C Agreement, and (ii) grant to TEPI a security interest in such collateral as set forth more fully in and pursuant to the Security Agreement and Assignment of Production Proceeds.

                                   ARTICLE IV

                                 MISCELLANEOUS

Section 4.1 Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed and delivered, shall be an original and all of which together shall constituted the same instrument.

Section 4.2 Amendments. No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by DLB and New WRT and no waiver of any provisions of this Agreement, nor consent to any departure by DLB or New WRT therefrom, shall be effective unless it is in writing and signed by DLB or New WRT, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 4.3 Notices. All demands, notices, requests, consents and communications hereunder shall be in writing and shall be delivered by courier service, messenger, telecopy or by certified or registered mail, postage prepaid -- return receipt requested, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following persons:

                 In the case of DLB:

                          Mark Liddell
                          DLB Oil & Gas, Inc.
                          1601 N.W. Expressway, Suite 700
                          Oklahoma City, Oklahoma 73118-1401
                          Phone No.: (405) 848-8808
                          Fax No.:   (405) 848-9449

                                  -with a copy to-

                          Jeffrey S. Sabin, Esq.
                          Schulte Roth & Zabel, LLP
                          900 Third Avenue
                          New York, New York  10022
                          Phone No.: (212) 756-2000
                          Fax No.:   (212) 593-5955

                 In the case of New WRT:

                          Raymond P. Landry
                          WRT Energy Corporation
                          1405 Pinhook Drive, Suite 210
                          Lafayette, Louisiana  70503
                          Phone No.:  (318) 234-4620
                          Fax No.:      (318) 237-6140



Section 4.4 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana, and DLB and New WRT each consent to jurisdiction of the federal and state courts in the State of Louisiana. DLB and New WRT hereby agree that any such court shall have in personam jurisdiction over it, consents to service of process, and agrees that a final judgment in any action or proceeding in any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law.

Section 4.5 Section Headings. The section captions and headings in this Agreement are for convenience only and are not intended to be full or accurate descriptions of the contents thereof. They shall not be deemed to be part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.

         IN WITNESS WHEREOF, DLB and New WRT have executed this Agreement on the date first set forth above by the respective signatures of their duly authorized representatives.




                                  DLB OIL & GAS, INC.


                                  By:
                                      -----------------------------------------
                                      Name:   Mark Liddell
                                              President


                                  WRT ENERGY CORPORATION, as reorganized
                                  under the Plan

                                  By:
                                      -----------------------------------------
                                      Name:   Mark Liddell
                                              President




CONSENTED TO THIS                   , 1997, BY:
                  ------------------


TEXACO EXPLORATION AND PRODUCTION INC.

By:
       ------------------------------------
Name:
       ------------------------------------
Title:
       ------------------------------------

                                ESCROW AGREEMENT

STATE OF LOUISIANA

PARISH OF ORLEANS


              THIS ESCROW AGREEMENT ("Agreement") entered into this 11th of March, 1997, by and among the following parties:


              DLB OIL & GAS, INC., ("DLB"), a corporation doing business in the State of Louisiana, whose address is 1601 N.W. Expressway, Suite 700, Oklahoma City, Oklahoma 73118-1401; and

              TEXACO EXPLORATION AND PRODUCTION INC. ("TEPI"), whose address is Post Office Box 60252, New Orleans, Louisiana 70160; and

              THE CHASE MANHATTAN BANK, a national banking association whose address is 270 Park Avenue, New York, New York 10017 (the "Escrow Agent" or "Bank").


                              W I T N E S S E T H:

                                       I.


       DLB and TEPI have entered into that certain Purchase, Sale and Cooperation Agreement ("Purchase and Sale Agreement") dated March 11, 1997, wherein TEPI agreed to sell and DLB agreed to purchase, among other things, a portion of TEPI's interest in the West Cote Blanche Bay Field, St. Mary Parish, Louisiana. Simultaneously with the execution of the Purchase and Sale Agreement, DLB and TEPI have entered into that certain Assignment, Conveyance and Bill of Sale ("Assignment"), dated March 11, 1997, effective January 1, 1997, which conveys to DLB a portion of TEPI's interest in State of Louisiana Lease 340 (the "Lease") in the West Cote Blanche Bay Field, St. Mary Parish, Louisiana, more particularly described on Exhibit "A" to such Assignment (the "Property"), a copy of which Assignment is attached hereto as Exhibit "A". The Purchase and Sale Agreement and the Assignment provide among other things that DLB shall assume and be primarily responsible for all liabilities and obligations with respect to plugging, replugging and abandoning any Wells whether or not covered by or under a Contract; the restoration of the Leases and any Well sites; and the proper removal, disposal, and abandonment of any fixtures which are included in the Assets, all in accordance with the terms and conditions of the Lease and all applicable federal, state and local governmental laws, rules and regulations, as more particularly set forth in the Purchase and Sale Agreement and Assignment ("Abandonment Obligation").

                                      II.

       The Purchase and Sale Agreement further provides that DLB shall pay, or cause to be paid, certain funds into a special escrow account, styled "DLB West Cote Blanche Bay Escrow Account" ("Escrow Account"), to be used solely for the purpose of satisfying the Abandonment Obligations in accordance with this Agreement. TEPI and DLB, for valuable consideration and the mutual covenants and agreements herein contained, hereby agree as follows.

                                      III.

       DLB and TEPI hereby agree and appoint Bank as escrow agent under this Agreement and said Bank accepts the appointment pursuant to the terms and conditions hereof, and may hereinafter sometimes be referred to as the "Escrow Agent." Upon execution of this Agreement by the parties hereto, the Escrow Agent shall establish the Escrow Account for the purpose set forth in this Agreement including the periodic deposit by DLB of funds into such Escrow Account in accordance with the terms and provisions of this Agreement.

                                      IV.

       DLB does, in order to secure the faithful compliance with the Abandonment Obligations, agree to pay, or cause to be paid, into the Escrow Account funds as follows:

       (1) At the First Closing as such term is defined in the Purchase and Sale Agreement, DLB shall make an initial deposit of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00).

       (2) Thereafter, DLB shall make eighty-four (84) consecutive monthly deposits of EIGHTEEN THOUSAND, THREE HUNDRED, NINETY, AND 83/100 DOLLARS ($18,390.83) each, not later than the fifth day of each consecutive month. Said monthly payments to commence on or before the fifth day of the month immediately following the First Closing.

       (3) If DLB fails to plug and abandon the minimum number of wells DLB is obligated to plug and abandon during any year pursuant to
              Section VII of this Agreement, then DLB shall, within ten (10) days before the end of such year, deposit into the Escrow Account a sum of money equal to the product of (a) Forty Eight Thousand and No/100 Dollars ($48,000) times (b) the remainder of (i) the minimum number of wells DLB is obligated to plug and abandon during such year pursuant to Section VII of this Agreement less
              (ii) the number of wells actually plugged and abandoned by DLB during such year. The maximum amount DLB shall be obligated to deposit into the Escrow Account pursuant to this Section IV(3) for any year shall be $960,000.

All funds deposited into the Escrow Account, including interest accrued thereon, shall be received by the Escrow Agent and held for satisfaction of the Abandonment Obligations in accordance with the terms and provisions of this Agreement.

                                       V.

       All funds deposited with the Escrow Agent and credited to the Escrow Account shall be invested and reinvested in a manner consistent with and according to the Investment Policy annexed hereto as Exhibit "B", with the interest thereon and any gains realized with respect thereto to be accumulated and reinvested. The Chief Financial Officer of DLB shall direct the Escrow Agent regarding the investment direction of the funds in the Escrow Account in accordance with the terms and provisions of this Agreement. Except as hereinafter set forth, the Escrow Agent shall not be obligated to render any statements or notices of non-performance hereunder. Within thirty (30) days of the end of each calendar quarter during the term of the Agreement, commencing with the calendar quarter ending June 30, 1997, the Escrow Agent shall furnish to DLB and TEPI a statement of account with respect to the Escrow Account which shall contain the following: (1) a schedule of receipts and disbursements, if any, during such calendar quarter; (2) a statement of income and unrealized gains or losses during such calendar quarter; and (3) a schedule of all assets held by the Escrow Agent in the Escrow Account as of the last day of such calendar quarter.

                                      VI.

       In order to secure the faithful compliance with its Abandonment Obligations, DLB does hereby pledge, pursuant to and in accordance with the terms and provisions of the Security

Agreement and Assignment of Production Proceeds identified hereinbelow, unto and in favor of TEPI the Escrow Account and the funds deposited and to be deposited therein, together with all interest accrued thereon. DLB represents and warrants that the funds to be deposited into the Escrow Account shall be unencumbered and free and clear of all liens, encumbrances, security interests or other burdens. In order to further secure the faithful compliance with its Abandonment Obligations, DLB shall, at the First Closing (as defined in the Purchase and Sale Agreement), execute a "Security Agreement and Assignment of Production Proceeds" in the form of Exhibit "C" attached hereto, pursuant to which DLB shall grant certain security interests and make certain collateral assignments in favor of TEPI.

                                      VII.

       DLB agrees to plug and abandon a minimum number of wells located on the Property each year during the twenty (20) years following execution of this Agreement, commencing with the year ending March 11, 1998 as follows (the minimum number of wells for each such year being referred to herein as such year's "Minimum Requirement"):

              (a) the Minimum Requirement for the calendar year ended March 11, 1998, shall be twenty (20) wells.

              (b) the Minimum Requirement for the calendar year ended March 11, 1999, and for each successive calendar year until and including the calendar year ending March 11, 2017, shall be equal to the remainder of (i) twenty (20) wells less (ii) the number of wells plugged and abandoned by DLB in excess (if any) of the Minimum Requirement for the immediately preceding year.

       DLB shall never have any obligation under this Agreement to plug and abandon more than twenty (20) wells in any calendar year and, in lieu of its obligation to plug and abandon a minimum number of wells pursuant to this
Section VII, DLB may deposit in the Escrow Account a sum of money as provided in Section IV hereof. Notwithstanding the foregoing, this Agreement shall not be construed to limit or restrict in any way the Assumed Obligations as defined in the Purchase and Sale Agreement or DLB's obligation to plug and abandon wells to the extent required by the Assumed Obligations, the Purchase and Sale Agreement, the Assignment, the Lease, or other applicable provisions of state law.

       In order to illustrate the foregoing and by way of example only, if in a given calendar year (Year 1) DLB should plug and abandon twenty-five (25) wells, then in the immediately succeeding year (Year 2), DLB shall be obligated either to plug and abandon at least fifteen (15) wells or to deposit in the Escrow Account a sum of money equal to the product of Forty Eight Thousand and No/100 Dollars ($48,000) times the difference between (i) fifteen (15) wells and (ii) the number of wells actually plugged and abandoned in Year 2 (if less than fifteen (15)). If in Year 2 DLB should plug and abandon sixteen (16) wells, then in the next immediately succeeding calendar year (Year 3) DLB shall be obligated to either plug and abandon at least nineteen (19) wells or to deposit in the Escrow Account a sum of money equal to the product of Forty Eight Thousand and No/100 Dollars ($48,000) times the difference between (i) nineteen (19) wells and (ii) the number of wells actually plugged and abandoned during Year 3 (if less than nineteen (19)).

                                     VIII.

       Simultaneous with the filing with the State Office of Conservation, DLB shall provide to TEPI a copy of the Plug and Abandonment Report of the Office of Conservation of the State of Louisiana with respect to each well or wells on the Property plugged and abandoned by DLB, evidencing that the well or wells have been satisfactorily plugged and abandoned in accordance with all appropriate governmental requirements including all amendments or modifications thereto.

                                      IX.

       DLB shall not have the right to withdraw any funds from the Escrow Account for the first twelve (12) years of the term of this Agreement, and, thereafter, may withdraw only up to NINE HUNDRED SIXTY THOUSAND AND NO/100 DOLLARS ($960,000.00) per calendar year, provided DLB first furnishes the Escrow Agent and TEPI with invoices pertaining to the plugging, abandonment or restoration operation, as applicable, and proof of payment of said invoices and DLB has not defaulted under the terms of this Agreement.

       The parties hereto agree that if any time after the expiration of the fifth year of this Agreement the parties mutually agree that the amounts deposited in the Escrow Account exceed the amount the parties mutually agree represents the net present value of the then existing Abandonment Obligations then the parties will, in good faith, renegotiate the future payments required of DLB under this Agreement (see Paragraph IV(2)), but not the obligation to plug 20 wells per year as per Section VII.

                                       X.

       Following two years after the Effective Date (as defined in the Plan) of the Plan (as defined in the Purchase and Sale Agreement), TEPI may withdraw the funds deposited in the Escrow Account if and only after (i) three (3) Events of Default as defined hereinbelow have occurred subsequent to such two year period, or (ii) in the event of DLB's failure, insolvency, application for adjudication in bankruptcy, the application by or against DLB for assignment, composition, extension or receivership, or the foreclosure on or seizure of all or part of the Property. It shall be lawful for, and DLB does hereby authorize, the Escrow Agent to immediately assign, transfer and deliver the whole of any of the amounts herein pledged and deposited, without recourse to judicial proceedings and without either demand, appraisal, advertisement or notice of any kind, all of which are hereby expressly waived, to TEPI at such time as TEPI has furnished the Escrow Agent a written statement executed by a duly authorized officer, agent or attorney-in-fact setting forth the reason for the direction to distribute. TEPI's right to withdraw funds from the Escrow Account as herein provided shall be subject to and subordinate to the Escrow Agent's right to collect its fees by direct debit as more fully set forth in
Section XII(j) hereof.

       An "Event of Default" shall occur if DLB fails to comply with any obligations arising under this Agreement within (30) days of the date that the obligation or obligations arise. No notice of default or placing in default by TEPI shall be required.

       The pledge and security interest granted to TEPI by DLB pursuant to
Section VI hereof shall, at all times, remain valid and enforceable and TEPI may, at any time, but subject to Section

X hereof, exercise any and all rights and remedies available to TEPI by operation of law pursuant to the terms and conditions of this Escrow Agreement, the "Security Agreement and Assignment of Production Proceeds" more fully described in Section VI hereof or as otherwise provided for under law.

                                      XI.

       TEPI shall have the right, at its own costs and expense, following reasonable notice in writing and during normal business hours, to conduct an annual audit of DLB's records relating to the Abandonment Obligations in order to satisfy itself that DLB has complied with all of its obligations under this Agreement and with the Abandonment Obligations.

                                      XII.

       The following shall govern the rights, privileges, immunities and liabilities of Escrow Agent:

       (a) Depository Only. Escrow Agent is not a party to and is not bound by or charged with notice of any agreement out of which this Escrow Account may arise and acts hereunder as depository only.

       (b) Disbursals. Escrow Agent shall disburse assets in the Escrow Account only pursuant to the terms of the Agreement and any such disbursements shall relieve the Escrow Agent of any liability or responsibility whatsoever in connection with acting as Escrow Agent with respect to such assets (except any liability or responsibility attributable to the Escrow Agent's own negligence or willful misconduct).

       (c)    Actions Protected.   Escrow Agent shall be protected absolutely
              in acting on any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document provided by TEPI or DLB which Escrow Agent in good faith believes to be genuine and what it purports to be. Escrow Agent shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any person purporting to give such notice in other document.

       (d) Good Faith Actions. Escrow Agent shall not be personally liable for anything which it may do or refrain from doing in connection therewith, provided that it acts in good faith and in the exercise of its own best judgment.

       (e) Legal Counsel. Escrow Agent may consult with legal counsel in the event of any dispute or questions as to the construction of any of the provisions of this Agreement or its duties hereunder and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of its counsel. DLB agrees to pay any legal fees which may be incurred by the Escrow Agent should it consult with legal counsel for the aforementioned purposes.

       (f) Event of Dispute. In the event of any disagreement involving the parties resulting in adverse claims or demands being made in connection with the matters covered by this Agreement or in the event that Escrow Agent, in good faith, shall be in doubt as to what action it should take hereunder, Escrow Agent shall follow TEPI's instructions.

       (g) Resignation. The Escrow Agent may at any time resign hereunder by giving written notice of its resignation to the other parties hereto, at their address set forth herein, at least thirty (30) business days prior to the date specified for such resignation to take effect, and upon the effective date of such resignation, the escrowed funds hereunder shall be delivered to such person as may be designated in writing by such other parties hereto executing this Agreement, whereupon all the Escrow Agent's obligations hereunder shall cease and terminate. The Escrow Agent's sole responsibility until such termination shall be to keep safely all escrowed funds and to deliver the same to a person designated by the other parties hereto or in accordance with the directions of a final order or judgment of a court of competent jurisdiction.

       (h) Indemnification. DLB agrees to indemnify, defend and hold the Escrow Agent harmless from and against any and all loss, damage, tax, liability and expense that may be incurred by the Escrow Agent arising out of or in connection with its acceptance or appointments as Escrow Agent hereunder, including costs and expenses of defending itself against any claim or liability in connection with its performance hereunder, except as same arise from Escrow Agent's gross negligence or willful misconduct.

       (i) No Taxes. DLB warrants to the Escrow Agent that there are no federal, state or local tax liabilities or filing requirements whatsoever concerning the Escrow Agent's actions contemplated hereunder, and warrants and represents to the Escrow Agent that the Escrow Agent has no duty to withhold or file any report of any tax liability under any federal or state income tax, local or state property tax, local or state sales or use taxes, or any other tax by any taxing authority. DLB agrees to indemnify the Escrow Agent fully for any tax liability, penalties or interest incurred by the Escrow Agent arising hereunder and agrees to pay in full any such tax liability together with penalty and interest if any tax liability is ultimately assessed against the Escrow Agent for any reason as a result of its action hereunder (except for the Escrow Agent's individual income tax liability arising from its income fees).

       (j) Discharge. Escrow Agent, after having delivered all of the documents, instruments, checks, certificates or agreements pursuant to the terms of the Agreement, shall be discharged from any further obligation hereunder.

       (k) Fees. Escrow Agent's fees shall be charged in accordance with its published schedule of fees which is attached hereto as Exhibit "D." The Escrow Agent shall be reimbursed for its fees from income earned on the investments and is authorized to collect said fees by direct debit.

       (l) Acceptance. The Escrow Agent hereby accepts the appointment hereunder and acknowledges establishment of the Escrow Account and agrees to pledge and hold in pledge all funds deposited in the Escrow Account in accordance with the terms of this Agreement.

                                     XIII.

       All notices and communications hereunder shall be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, to the respective address set forth herein. The Escrow Agent shall not be charged with knowledge of any fact, including but not limited to, performance or non-performance of any condition, unless it has actually received written notice thereof from one of the parties thereto or their authorized representative clearly referring to this Agreement. Addresses for notice or communications are as follows:

       Texaco Exploration and               DLB Oil & Gas, Inc.
          Production Inc.                   1601 N.W. Expressway
       P.O. Box 60252                       Suite 700
       New Orleans, LA  70160               Oklahoma City, Oklahoma  73118-1401
       Attn:  Land Manager                  Attn:  Mark Liddell
       Telephone No:                        Telephone No.:(405) 848-8808
       Facsimile No:                        Facsimile No.:(405) 848-9449

       The Chase Manhattan Bank
       270 Park Avenue, 20th Floor
       New York, New York  10017
       Attn: _____________________
       Telephone No: (212) 270-7129
       Facsimile No: (212) ________

Any of the above addresses may be changed from time to time provided appropriate written notice is given to all other parties.

                                      XIV.

       Neither the existence of this Agreement nor any of the terms or conditions contained herein shall amend, revise or in any way modify the obligations, responsibilities and indemnities owed by DLB in and under the Purchase and Sale Agreement and the Assignment, it being the intent of the parties that this Agreement shall supplement the Purchase and Sale Agreement and the Assignment and shall constitute a covenant which shall run with the Property.

                                      XV.

       After December 31, 2016, DLB shall have no further obligations to deposit monies into the Escrow Account or, in lieu thereof, to plug and abandon at least twenty (20) wells per calendar year pursuant to the respective provisions of Section IV and VII hereof. Expiration of this twenty (20) year period shall not in any way (i) relieve DLB from any of its liabilities and obligations under the Purchase and Sale Agreement, the Assignment, the Lease or with respect to the Abandonment Obligations or (ii) result in a release of funds to DLB, except as otherwise may be provided herein.

                                      XVI.

       This Agreement may not be changed, altered, modified or amended except by instrument in writing executed by all parties hereto.

       This Agreement shall be construed, governed and enforced in accordance with the laws of the State of Louisiana and be binding upon and inure to the benefit of their respective heirs, legal representatives, and successors. This Agreement shall not be assignable by the Escrow Agent, whether in whole or in part without the express written consent of the other parties to this Agreement. This Agreement shall not be assignable by either DLB or TEPI, whether in whole or in part, without the express written consent of the other.

       This Agreement may be executed in multiple counterparts, each of which shall be deemed an original whether or not signed by all the parties hereto; provided, however, this Agreement shall not become effective until this instrument or a counterpart hereof has been executed by each of the parties hereto and delivered to the Escrow Agent.

                                     XVII.

       Each party hereto, except Escrow Agent, shall provide the Escrow Agent with its Employer Identification Number as assigned by the Internal Revenue Service. Additionally, each party shall complete and return to the Escrow Agent any and all tax forms or reports required to be maintained or obtained by the Escrow Agent.

                                     XVIII.

       Unless otherwise agreed to in writing by the parties hereto, this Agreement shall terminate on the earlier of (a) the fulfillment of all Abandonment Obligations by DLB or (b) by the mutual agreement of DLB and TEPI after March 11, 2017.

       IN WITNESS WHEREOF, this Escrow Agreement has been executed on the day and year first written above.


WITNESSES:                         DLB OIL & GAS, INC.


                                   By:
-----------------------------         ----------------------------------
                                   Title:
                                         -------------------------------
-----------------------------      Taxpayer ID#
                                               -------------------------

                                   TEXACO EXPLORATION AND
                                        PRODUCTION INC.


                                   By:
-----------------------------         ----------------------------------
                                   Title:
                                         -------------------------------
-----------------------------      Taxpayer ID#
                                               -------------------------



                                   THE CHASE MANHATTAN BANK


                                   By:
-----------------------------         ----------------------------------
                                   Title:
                                         -------------------------------
-----------------------------      Taxpayer ID#
                                               -------------------------

STATE OF LOUISIANA

PARISH OF ORLEANS

       Before me, _________________________, Notary Public, on this day personally appeared, Mark Liddell, known to me to be the person whose name is subscribed to the foregoing instrument, and known to me to be President, DLB Oil & Gas, Inc., a Oklahoma corporation, and acknowledged to me that he executed said instrument for the purposes and consideration therein expressed, as the act of said corporation.

       Given under my hand and official seal on this ____ day of __________, 1997,


                                           -----------------------------
                                           Notary Public
                                           Parish of Orleans
                                           State of Louisiana
                                           My Commission Expires:

---------------

STATE OF LOUISIANA

PARISH OF ORLEANS

       Before me, _________________________, Notary Public, on this day personally appeared, __________________, known to me to be the person whose name is subscribed to the foregoing instrument, and known to me to be Attorney-in-Fact of Texaco Exploration and Production Inc., a Delaware corporation, and acknowledged to me that he executed said instrument for the purposes and consideration therein expressed, as the act of said corporation.

       Given under my hand and official seal on this ____ day of __________, 1997,


                                           -----------------------------
                                           Notary Public
                                           Parish of Orleans
                                           State of Louisiana
                                           My Commission Expires:

---------------

STATE OF
         ----------
COUNTY OF
          ---------

       Before me, _________________________, Notary Public, on this day personally appeared, __________________, known to me to be the person whose name is subscribed to the foregoing instrument, and known to me to be ________________, of The Chase Manhattan Bank, and acknowledged to me that he executed said instrument for the purposes and consideration therein expressed, as the act of said banking institution.

       Given under my hand and official seal on this ____ day of __________, 1997,


                                           -----------------------------
                                           Notary Public in and to the
                                           State of ________________
                                           County of ______________
                                           My Commission Expires:

---------------

                                   CONTRACTS

                             WEST COTE BLANCHE BAY
                     ST. MARY AND IBERIA PARISH, LOUISIANA




63653 Sublease from William T. Burton to The Texas Company, dated February 15, 1936, recorded in Volume 126, Page 188, Entry No. 49,235, Iberia Parish, Louisiana, and Volume 5-F, Page 416, Entry No. 60,211, St. Mary Parish, Louisiana.

63653 Judgment, dated September 3, 1992, between Sierra Club Legal Defense Fund and Texaco Exploration and Production Inc.

63653 Four Letter Agreements, dated July 1, 1995, between Texaco Exploration and Production Inc. et al and Benton Oil and Gas Company of Louisiana et al relating to, respectively:

                 a)  Coil/Condensate Treating, Handling and Storage Facilities
                 b)  Compressor Facility
                 c)  Disposal Facility
                 d)  Dehydration Facility

63653 Several Compromise Agreements, dated March 1, 1995, between Texaco Exploration and Production Inc. and various Overriding Royalty Owners. These instruments were recorded in both St. Mary and Iberia Parishes, Louisiana (see attached list).

63653-38R        Compromise Agreement, dated October 15, 1981, between Raymond
                 E. Hankamer et al and Texaco Inc., recorded in Volume 24-U,
                 Page 34, Entry No. 194,130, St. Mary Parish, Louisiana.

63653-40L        Operating Agreement, dated July 1, 1987, between Texaco Inc.,
                 Operator, and Pelham Partners Ltd., Non- Operator, recorded in
                 Volume 37-J, Page 255, Entry No. 246,862, St. Mary Parish,
                 Louisiana.

902137 Global Settlement Agreement, dated February 1, 1994, between Texaco Exploration and Production Inc. and the State of Louisiana et al, recorded in Volume 36-W, Entry No. 244,947, St. Mary Parish, and Volume 1071, Entry No. 94-2838, Iberia Parish, Louisiana.

902137           Several Reservation of Claims agreements between Texaco Inc.
                 et al and various Overriding Royalty Owners (see attached list).

                             WEST COTE BLANCHE BAY
                    ST. MARY AND IBERIA PARISHES, LOUISIANA

COMPROMISE AGREEMENT DATED MARCH 1, 1995 BETWEEN TEXACO EXPLORATION AND PRODUCTION INC., ET AL AND THE FOLLOWING PARTIES:

                                                                RECORDING
                                       --------------------------------------------------------------
                                            ST. MARY PARISH                     IBERIA PARISH
                                       --------------------------------------------------------------
             PARTIES                   BOOK         PAGE          ENTRY           BOOK          ENTRY
             -------                   ----         ----          -----           ----          -----
William E. Shaddock, Jr., et al        37-V         489          248,427          1090         95-2408
Christopher J. Daniel                  38-S         106          251,694          1108          96-910
Joel Wolfe Cowand                      38-S          91          251,693          1108          96-909
Janette Gray McLendon Moss             37-X         653          248,699          1091         95-3074
Nathaniel P. Phillips, Jr.             38-R         598          251,680          1107          96-866
American Association of Petroleum      37-X         668          248,700          1091         95-3075
Geologists Foundation, et al
Amoco Production Company               37-X         636          248,698          1091         95-3076
Irma A. Erickson Trust                 38-S         275          251,704          1108          96-880
Mildred B. Heskett                     38-S         370          251,710          1108          96-886
Succession of Gay Noe McLendon         38-S         320          251,707          1108          96-883
Charlotte Hillyer Dupuy                38-S         305          251,706          1108          96-882
Karen Y. Elliott                       38-S         415          251,713          1108          96-889
Sabine Louisiana Royalty Trust         38-S         355          251,709          1108          96-885
Leslie Claire Newman Trust             38-S         400          251,712          1108          96-888
John D. Wolfe                          38-S         227          251,702          1108          96-918
Gladys J. Averill                      38-R         629          251,682          1108          96-898
Bryan G. Allen                         38-M         369          251,082          1107          96-867
William A. Wilkins, Jr.                38-S         385          251,711          1108          96-887
Succession of Seymour Weiss, et al     38-S         335          251,708          1108          96-884
Charlotte Angus Alexander              38-S         454          251,715          1108          96-891
Robin F. Scully                        38-S         167          251,698          1108          96-914
Mary Lois McIlwain                     38-S         469          251,716          1108          96-892
Ronald T. Monsour, et al               38-M         446          251,087          1107          96-872
Linda Yates Nanney                     38-M         401          251,084          1107          96-869
George W. Schneider, III               38-M         338          251,080          1107          96-864
Susan Schneider King                   38-S         529          251,720          1108          96-896
Kathryn Schneider King                 38-M         431          251,086          1107          96-871
Walter J. Oliphant                     38-M         353          251,081          1107          96-865
William Scully                         38-S         197          251,700          1108          96-916
Haywood H. Hillyer, Jr.                38-S         484          251,717          1108          96-893
Steven Murray Schneider                38-S         514          251,719          1108          96-895
The Bayou Country Trust                38-R         614          251,681          1108          96-897
Alwyn P. King, Jr., Family Trust       38-S         212          251,701          1108          96-917
Mary Louise Warren                     38-S         121          251,695          1108          96-911
A and J Trust, et al                   38-M         541          251,093          1108          96-878
Jennifer J. Jasper                     38-S         499          251,718          1108          96-894
William S. Childress, et al            38-S         242          251,703          1108          96-879
Morris W. Newman                       38-S         290          251,705          1108          96-881
Ray C. Fish Foundation                 38-S         182          251,699          1108          96-915

                                                                RECORDING
                                       --------------------------------------------------------------
                                            ST. MARY PARISH                     IBERIA PARISH
                                       --------------------------------------------------------------
             PARTIES                   BOOK         PAGE          ENTRY           BOOK          ENTRY
             -------                   ----         ----          -----           ----          -----
Robert R. Wolfe                        38-R         674          251,685          1108          96-901
Phantor, Ltd.                          38-S          61          251,691          1108          96-907
Joseph S. Glickhauf, Jr.               38-M         461          251,088          1107          96-873
John Glassell, III Trust               38-M         477          251,089          1107          96-874
Adele M. Wolfe                         38-S          16          251,688          1108          96-904
Suzanne Wilkins Kearney                38-R         659          251,684          1108          96-900
Catherine M. Daniel                    38-S         137          251,696          1108          96-912
Barbara Fish Daniel Louisiana          38-S         152          251,697          1108          96-913
Trust Agency
Mrs. Bobby P. Babcock                  38-M         509          251,091          1107          96-876
Mary E. Hodge Fleming                  38-M         493          251,090          1107          96-875
Susan Y. Dulske                        38-M         525          251,092          1107          96-877
Marsha Fleming Eatherton               38-S          76          251,692          1108          96-908
Anna Gray McLendon                     38-S          1           251,687          1108          96-903
Marie Minette Wolfe                    38-R         689          251,686          1108          96-902
H. Brad Fleming, Jr.                   38-R         644          251,613          1108          96-899
Estate of Marjorie R. Holdar           38-M         385          251,083          1107          96-868
Amy Scott McKenzie                     38-S          31          251,689          1108          96-905
J. Carol Jackson                       38-S          46          251,690          1108          96-906
Catherine J. McGowen                   38-M         323          251,079          1107          96-863
John F. Bricker                        39-A         699          253,130          1117         96-5993
Lyle H. Harvey                         39-B          1           253,131          1117         96-5994
E. H. Jackson, III                      N/A                                       N/A
James A. Noe, Jr., et al               38-S         430          251,714          1108          96-890

                                 March 11, 1997




Texaco Exploration & Production Inc.
400 Poydras Street
New Orleans, Louisiana  70130


         RE:     East Hackberry Field, Cameron Parish, Louisiana

         Reference is made to Section 7.1(b)(5) of that certain Purchase, Sale and Cooperation Agreement by and between Texaco Exploration and Production Inc. ("TEPI") and DLB Oil & Gas, Inc. ("DLB") dated March 11, 1997, whereby, as additional consideration for the execution of said agreement, as of the "Effective Date" of the Second Amended Plan of Reorganization dated March 11, 1997, as may be modified or amended (the "Plan"), DLB hereby irrevocably and unconditionally guarantees to TEPI the performance by WRT Energy Corporation, as reorganized under the Plan, of all plugging and abandonment of wells located on the East Hackberry Field, Cameron Parish, Louisiana, State Lease No. 50, as the same may be affected by the settlement outlined in that certain letter and term sheet dated March 4, 1997, a copy of which is attached hereto as Exhibit A and is incorporated herein by reference.

         DLB hereby waives any notice of the incurring or accruing at any time of any of the liabilities or obligations described above, waives any and all presentment, demand, protests, notice of nonperformance, nonpayment or other default with respect to any of the liabilities and waives all pleas or claims of division or discussion.

         This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Louisiana.



                                        GUARANTOR:

                                        DLB OIL & GAS, INC.

                                        --------------------------------------
                                        Name:
                                             ---------------------------------
                                        Title:
                                              --------------------------------
                                        Tax ID:
                                               -------------------------------

                             RECEIPT FOR THE CLAIM


                 Texaco Exploration and Production Inc. does hereby acknowledge receipt of $_________________ from DLB Oil & Gas, Inc. as payment in full for the sale, assignment and transfer of the Claim pursuant to the Purchase, Sale and Cooperation Agreement executed in full as of March 11, 1997 between Texaco Exploration and Production Inc. and DLB Oil & Gas, Inc.

Dated:  March 12, 1997


                                 TEXACO EXPLORATION AND PRODUCTION INC.


                                 By:
                                    ------------------------------------------
                                      Name:
                                           -----------------------------------
                                      Title:
                                            ----------------------------------
                                      Date:
                                           -----------------------------------

                    ASSIGNMENT, CONVEYANCE AND BILL OF SALE


STATE OF LOUISIANA

PARISH OF ST. MARY


         KNOW ALL MEN BY THESE PRESENTS, that TEXACO EXPLORATION AND PRODUCTION INC., a Delaware corporation, herein represented by A.N. Duplantis, its duly authorized Attorney in Fact, whose address is P. O. Box 60252, New Orleans, Louisiana 70160, Federal Tax ID No. 51-0265713, hereinafter referred to as "Assignor", for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00), and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged and full acquittance granted therefor, has granted, sold, conveyed and delivered and does hereby grant, sell, convey and deliver unto DLB Oil & Gas, Inc., an Oklahoma corporation, herein represented by Mark Liddell, its President, whose address is 1601 N. W. Expressway, Suite 700, Oklahoma City, Oklahoma 73118-1401, Federal Tax ID No. 73-1358299, hereinafter referred to as "Assignee", all of Assignor's right, title and interest in, to and under the following properties, assets, rights and interests:

1. Except as constitutes Excluded Assets, (as defined in the Purchase, Sale and Cooperation Agreement between Assignor and Assignee, fully executed on March 11, 1997, but effective as of January 1, 1997 ["Agreement"]), that certain oil, gas and mineral lease and other interests owned by Assignor in State of Louisiana Lease No. 340 by and between the State of Louisiana as grantor and William T. Burton as grantee, dated February 7, 1936, and recorded at Vol. 5-F Page 387, Entry No. 60,191, St. Mary Parish, and Vol. 126, Page 185, Entry No. 49,234, Iberia Parish, described on Exhibit "A" attached hereto and incorporated herein by reference, INSOFAR AND ONLY INSOFAR AS such lease pertains to the lands and depths described in said Exhibit "A" and reflected on the plat also made a part of said Exhibit "A" hereinafter referred to individually and collectively as "Lease."

2. Except as constitutes Excluded Assets, (as defined in the Agreement), copies of all of the following insofar as the same are attributable to, appurtenant to, incidental to, or used for the operation of the
         Assets: (i) all unitization, communitization and pooling designations, declarations, agreements and orders covering the Assets, or any portion thereof, and the units and pooled or communitized areas created thereby; (ii) all lease files, land files, well files, gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions, core data books, well utility books, field production/gauge books, water analysis files, directional survey books, the Ivanhoe shorebase facility well and log files, the Production Analyst Production Database, the bottom hole pressure books, the seismic data received from Western Geophysical unprocessed by Assignor relating to the Lease and all other books, files and records, information and data, relating to the Assets (excluding, however, all legal files, attorney-client communications or attorney work product, records and documents subject to confidentiality provisions, auditor's reports, reserve information and reports, economic runs, interpretative structure maps, correlated logs, and any interpretive seismic, geochemical, and geophysical information and data, or other proprietary information relating thereto), hereinafter referred to individually and collectively as the "Non Excluded Material".

3. Except as constitutes Excluded Assets, (as defined in the Agreement), all of Assignor's right, title and interest in and to those contracts and other agreements listed on Exhibit "B" attached hereto and incorporated herein by referenceINSOFAR AND ONLY INSOFAR AS the same relate to the Lease, the Equipment and the Wells, hereinafter referred to individually and collectively as the "Contracts."

4. Except as constitutes Excluded Assets, (as defined in the Agreement), all of Assignor's right, title and interest in and to all Wells, equipment, facilities, including but not limited to tubing, casing, wellheads, pumping units, production units, compressors, valves, meters, flow lines, tanks, heaters, separators, dehydrators, pumps and injection units, disposal facilities, platforms, and the like, which are located on the Lease and which are or have been used solely and exclusively in connection with the production or treatment of Hydrocarbons (as defined in the Agreement) from the Lease or the Wells, and all wellbores and the tubing and equipment located therein, hereinafter referred to individually and collectively as "Equipment."

5. Except as constitutes Excluded Assets, (as defined in the Agreement), all rights, titles and interests owned by Assignor in all oil and gas wells and injection and disposal wells located on the Lease, or used or useful in connection therewith, or on lands pooled or unitized therewith, or owned by Assignor by virtue of any operating rights created by or under any Contract, including, but not limited to, those which are active or inactive, productive or non-productive, plugged and abandoned or temporarily abandoned, hereinafter referred to individually and collectively as "Wells."

The Leases, the Non Excluded Material, the Contracts, the Equipment and the Wells referred to above are hereinafter sometimes referred to individually and collectively in the singular as "Assets."

However, this Assignment, Conveyance and Bill of Sale is made and accepted by Assignee subject to the following additional exceptions, reservations, covenants, conditions, agreements and stipulations:

1. This Assignment, Conveyance and Bill of Sale is subject to the provisions of that certain Purchase, Sale and Cooperation Agreement between Assignor and Assignee, fully executed on March 11, 1997, but effective as of January 1, 1997.

2. This Assignment, Conveyance and Bill of Sale is subject to the provisions of that certain Escrow Agreement dated March 11, 1997, by and among Assignor, Assignee and The Chase Manhattan Bank, a complete copy of which is recorded in the records of the parishes of St. Mary and Iberia, Louisiana.

3. This Assignment, Conveyance and Bill of Sale is subject to the provisions of that certain Security Agreement and Assignment of Production Proceeds dated March 11, 1997, by and between Assignor and Assignee.

4. Assignee hereby assumes the Assumed Obligations (as defined in the Agreement) and agrees to hold Assignor free and harmless from any and all liability therefor, with the exceptions contained, and as more fully described, in the Agreement.

5. As more fully described in the Agreement, Assignor reserves on behalf of its subsidiaries, the preferential right at any time and from time to time to purchase all oil and other liquid hydrocarbons produced and saved from the Assets.

6.       Global Settlement.

         This Assignment, Conveyance and Bill of Sale is made subject to that certain Global Settlement Agreement by and among Texaco Inc., The Louisiana Land and Exploration Company, and the State of Louisiana ("Global Settlement"), dated February 22, 1994, a complete copy of which is recorded at Vol. 36-W, Entry No. 244,947 in the records of St. Mary Parish, Louisiana, and Vol. 1071, Entry No. 94-2838, in the records of Iberia Parish, Louisiana. Assignee hereby acknowledges receipt of a copy of the Global Settlement.

                 (a) Unless otherwise indicated, capitalized terms used under this Paragraph 6 have the meaning given them in the Global Settlement, or if not defined in the Global Settlement, as defined in the Agreement.

                 (b) Assignee acknowledges that the Lease is subject to the Global Settlement and agrees to comply with and assume all obligations arising from and after the Effective Date under, or in any manner related to or created and/or recognized by the Global Settlement insofar only as the same relate to the Lease and the Wells.

                 (c) Assignee acknowledges that the Lease is subject to the Global Settlement and agrees to notify Assignor in writing within seven (7) days after its receipt of any material communications outside of the ordinary course of business from the Louisiana State Mineral Board ("SMB") relating in any manner to the Assets. Additionally, except as provided herein with respect to Force Majeure events and Potential Suspending Events, Assignee agrees to give Assignor thirty (30) days written notice prior to initiating any material communication outside of the ordinary course of business and/or docketing of any such matters with the SMB and/or its technical staff relating in any manner to the obligations assumed under the Global Settlement and the Lease and the Wells; and Assignee agrees that Assignor, in Assignor's sole discretion, shall have the right in cooperation with Assignee to handle the proposed communication, docketing or presentation of all such matters. Notice required by this paragraph shall be directed to the attention of Assignor's New Orleans Land Manager at the mailing address Post Office Box 60252, New Orleans, Louisiana 70160.

                 (d) Notwithstanding anything to the contrary stated above, but except as otherwise provided in the Agreement, Assignee shall not assign, sublease, farmout, convey, transfer, alienate, mortgage, hypothecate, pledge, or otherwise transfer or encumber the rights and interest that it is acquiring hereunder (in whole or in part) without prior written consent of Assignor, which shall not be unreasonably withheld. Assignor shall have the right to review any further conveyance in whole or in part, and any proposed conveyance contemplated herein. If Assignor does provide its consent to such transaction, Assignor's consent shall not have the effect of waiving this limitation with respect to any future or subsequent transaction(s). Except as provided in the Agreement, every transaction that is made without Assignor's prior written consent shall be void ab initio; and, even if Assignor's prior written consent is obtained, the transaction shall be void unless it requires that any future or subsequent transaction(s) require Assignor's prior written consent as provided herein. Further, Assignee is required to furnish Assignor a copy of any conveyance within five (5) days of execution of such conveyance.

                 (e) Future transactions (including, but not limited to, those transactions identified in subsection (d) of this Paragraph 6 above), shall be void unless they are specifically made subject to this Assignment, Conveyance and Bill of Sale and the Global Settlement and the Burton Sublease, and unless any future successor(s) in interest to the rights (in whole or in part) acquired by Assignee hereunder assumes the obligations of Assignee hereunder; provided, however, that any such transaction shall not relieve Assignor of its previously incurred obligations to Assignee hereunder without Assignee's express written consent.

                 (f) This assignment is made subject to the entirety of the Global Settlement, including, but not limited to the release obligations under Attachment "B" thereof. Assignee recognizes that the rights acquired hereunder may be the subject of a release in favor of the State of Louisiana, and that such a release may either be mandatory under the terms of Attachment "B" (where there is no discretion as to which acreage is the subject of a release) or discretionary under the terms of Attachment "B" (where there is some discretion to select the acreage that is the subject of a release). In the event of a release under the terms of Attachment "B", Assignor and Assignee shall cooperate to achieve a pro rata release of acreage or other mutually acceptable designation of acreage which shall be released. In the event of a release by Assignor (whether mandatory or discretionary) pursuant to the terms of Attachment "B" that affects the rights acquired by Assignee hereunder (in whole or in part), ASSIGNEE SHALL HAVE NO RIGHTS, CLAIMS OR CAUSES OF ACTION AGAINST ASSIGNOR WHATSOEVER.

                 (g) Assignor shall retain sole responsibility for the completion of the reports required under Attachment "B" of the Global Settlement and the maintenance and retention of any records, data, information, and documents relating to the affected acreage necessary for the completion of such reports, unless and until the Lease, or any portion thereof, is designated by the State Mineral Board as "Nonproducing State Lease Acreage" within the meaning of Attachment "B" of the Global Settlement. If the Lease, or any part thereof, is so designated by the State Mineral Board, Assignee shall thereupon assume sole responsibility for the completion of the reports required under Attachment "B" with respect to the Lease, and the maintenance and retention of any records, data, information and documents relating to the affected acreage necessary for the completion of such reports.

                 (h) Except as otherwise provided in this Assignment, Conveyance and Bill of Sale, the assignment is made subject to the entirety of the Global Settlement, including, but not limited to, Section XI of Attachment "C".

                 (i) Assignee, its affiliate(s) or subsidiary(ies), shall provide separate written notices to Assignor's New Orleans Land Manager and Comptroller's Department at the mailing address hereinabove set forth in subsection (c) of this Paragraph 6, within ten (10) days after executing an agreement under which an Affiliate of Assignor (including, but not limited to Texaco Trading and Transportation Inc., Texaco Gas Marketing Inc., Texaco Natural Gas Inc. and Bridgeline Gas Distribution LLC) or of Assignee becomes a purchaser of Hydrocarbons produced from the acreage affected by this Assignment, Conveyance and Bill of Sale.

                 (j) Assignor shall have the right, at its sole option, to calculate and pay royalties to the State of Louisiana and any other royalty or overriding royalty owner under the terms of the agreements listed in subsection (e) of this Paragraph 6, below, attributable to Assignee's interest. If Assignor has agreed to pay royalty (or overriding royalty under the Hankamer Compromise) on hydrocarbons produced hereunder and if, as a result of Assignee's failure to comply with any provision of Attachment "C" or subsection (i) of this Paragraph 6 above, Assignee or Assignor fails to pay, or fails to cause to be paid, royalty due on such production in accordance with the terms of Attachment "C" (or the overriding royalty under the Hankamer Compromise), Assignee shall hold harmless and indemnify Assignor from and against each and every claim and liability, directly and indirectly, for any and all damages, penalties, attorneys fees and interest which result from the failure to comply.

                 (k) Assignor makes no representation with respect to the tax effects or implications arising from the fact that the Lease hereunder is subject to the Global Settlement.

                 (l) In addition, Assignee agrees upon the execution of this Assignment, Conveyance and Bill of Sale to comply with, and this Assignment, Conveyance and Bill of Sale shall be specifically subject to, the provisions and obligations stated in the following agreements (as amended or as may, from time to time, be amended) insofar and only insofar as the same relate to the Lease and the Wells:

                                  1)       State Lease No. 340 dated February
                          7, 1936, granted by the State of Louisiana to W. T. Burton.

                                  2)       Sublease dated February 15, 1936,
                          executed by W. T. Burton and The Texas Company (the "Burton Sublease").

                                  3) Compromise Agreement dated effective October 15, 1981, executed by Raymond E. Hankamer et al and Texaco Inc. as amended by Agreement with the overriding royalty owners dated effective March 1, 1995 or otherwise ("Hankamer Compromise").

                                  4)       Agreement with the overriding
                          royalty owners dated February 22, 1994.

                 (m) Assignee acknowledges that it is aware that the Assets are subject to certain overriding royalties (in addition to lessor's retained royalty) which burden the Lease. Assignor has completed negotiations with certain overriding royalty owners and is currently engaged in negotiations with other overriding royalty owners in regard to the method of calculating their overriding royalty required by the Hankamer Compromise. This Assignment, Conveyance and Bill of Sale shall be subject to the provisions of any agreement reached by Assignor with these overriding royalty owners. Assignor hereby agrees to provide Assignee with copies of those agreements affecting the payment of royalties on acreage subject to this Assignment, Conveyance and Bill of Sale, which have been entered into with the royalty owners (provided Assignor is not contractually restricted from providing such agreements), and also to provide Assignee with any future agreements affecting the payment of royalties on acreage subject to this Assignment, Conveyance and Bill of Sale, entered into between Assignor and the royalty owners, provided Assignor is not contractually restricted from providing such agreements.

                 (n) Notwithstanding the above, Assignee shall provide Assignor written notice within forty-eight (48) hours (exclusive of Saturday, Sunday and Federal holidays) after the occurrence of a Force Majeure event or a Potential Suspending Event as specified in subsection (c) of this Paragraph 6 above. Assignee agrees that Assignor, in Assignor's sole discretion, shall have the right in cooperation with Assignee to handle the communication, docketing and/or presentation to the SMB of the Force Majeure or Potential Suspending Event.

                 (o) Without limiting in any way Assignor's rights to inspect pursuant to any other contractual relationship between Assignor and Assignee, upon notice to Assignee, Assignor shall have access to the Assets for the express purpose of visually inspecting the Assets for verification that Assignee is complying with all contractual obligations.

         TO HAVE AND TO HOLD the Assets, together with all and singular the rights, privileges and appurtenances in anywise belonging thereto, unto Assignee, its successors and assigns forever, pursuant to and subject to all of the terms and conditions set forth in this Assignment, Conveyance and Bill of Sale.

         This Assignment, Conveyance and Bill of Sale shall be effective January 1, 1997, 7:00 A.M., local time ("Effective Date").

         All the terms and provisions of this Assignment, Conveyance and Bill of Sale are hereby expressly made subject to all federal, state, and local laws and to all orders, rules, regulations and standards issued thereunder by all duly constituted political subdivisions and agencies having jurisdiction.

         THIS ASSIGNMENT, CONVEYANCE AND BILL OF SALE IS EXECUTED WITHOUT, AND ASSIGNOR DOES NOT MAKE ANY, REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO TITLE OR THE CONDITION OR STATE OF REPAIR OF THE ASSETS, THEIR VALUE, QUALITY , MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY USES OR PURPOSES, NOT AS TO THE CURRENT VOLUME, NATURE, QUALITY, CLASSIFICATION, OR VALUE OF THE OIL, GAS OR OTHER MINERAL RESERVES THEREUNDER OR COVERED THEREBY, NOR WITH RESPECT TO ANY APPURTENANCES THERETO BELONGING OR IN ANY WISE APPERTAINING TO SAID ASSETS, OR OTHERWISE.

         All of the terms, provisions, covenants and agreements herein contained shall constitute covenants running with the land, and shall extend to and be binding upon the parties hereto, their respective successors and assigns.

         Executed on the date set forth below in the acknowledgment, but effective for all purposes as of the Effective Date.

                                        ASSIGNOR:
WITNESSES:                              TEXACO EXPLORATION AND
                                        PRODUCTION INC.

-------------------------               By:
                                           ------------------------------------
                                              Attorney in Fact

-------------------------               Dated:
                                              ---------------------------------


                                        ASSIGNEE:
WITNESSES:                              DLB OIL & GAS, INC.

-------------------------               By:
                                           ------------------------------------
                                              Mark Liddell, President

-------------------------               Dated:
                                              ---------------------------------

STATE OF LOUISIANA

PARISH OF ORLEANS







         BEFORE ME, ____________________________, on this day personally appeared A.N. Duplantis, known to me to be the person whose name is subscribed to the foregoing instrument, and known to me to be the Attorney-in-Fact of TEXACO EXPLORATION AND PRODUCTION INC., a Delaware corporation, and acknowledged to me that he executed said instrument for the purposes and consideration therein expressed, and as the act of said corporation.

 Given under my hand and official seal this _______ day of ______________, 1997.





                                        ---------------------------------------
                                        Notary Public
                                        My Commission Is For Life




STATE OF LOUISIANA

PARISH OF ORLEANS

         BEFORE ME, ____________________________, on this day personally appeared Mark Liddell, known to me to be the person whose name is subscribed to the foregoing instrument, and known to me to be the President of DLB Oil & Gas, Inc., an Oklahoma corporation, and acknowledged to me that he executed said instrument for the purposes and consideration therein expressed, and as the act of said corporation.

 Given under my hand and official seal this _______ day of ______________, 1997.






                                        ---------------------------------------
                                        Notary Public
                                        My Commission Is For Life

                                  EXHIBIT "A"
                           ST. MARY PARISH, LOUISIANA
                            IBERIA PARISH, LOUISIANA


Attached to and made a part of that certain Assignment, Conveyance and Bill of Sale dated March 11, 1997, by and between DLB Oil & Gas, Inc. as assignor, and Texaco Exploration and Production Inc. as Assignee


WEST COTE BLANCHE BAY FIELD

************************************************************

LESSOR:                   STATE OF LOUISIANA - STATE LEASE 340

TEXACO FILE NUMBER:       063653-A

LEASE DATE:               07-FEB-1936

RECORDATION:              Vol.5-F,Pg.387,Entry No.60191,St.Mary Ph.
                          Vol. 126, Pg. 185, Entry No. 49234, Iberia  Ph.


LAND DESCRIPTION:

INSOFAR AND ONLY INSOFAR as to all of the lands, beds and bottoms of the rivers, creeks, bayous, lakes, lagoons, coves, sounds and inlets, including all islands, belonging to the State of Louisiana and covered by State Mineral Lease No. 340, situated in he Parishes of St. Mary and Iberia, State of Louisiana and being situated or included within the following described boundaries:


Three certain tracts located in West Cote Blanche Bay, Townships 15 and 16 South, Ranges 6 and 7 East, Iberia and St. Mary Parishes, Louisiana, being more particularly described as follows:

Tract 1 (587.72 Acres)
Beginning at a point having Coordinates of X = 1,850,173.69 feet and Y = 380,701.90 feet;
Thence South 44 degrees 14 minutes 25 seconds West 2,940.95 feet;
Thence South 08 degrees 06 minutes 04 seconds West 4,245.65 feet;
Thence South 64 degrees 28 minutes 44 seconds West 4,288.83 feet;
Thence South 17 degrees 15 minutes 46 seconds West 4,616.25 feet;
Thence South 44 degrees 29 minutes 21 seconds East 3,284.52 feet;
Thence South 60 degrees 49 minutes 44 seconds East 2,380.67 feet;
Thence North 68 degrees 41 minutes 43 seconds West 5,635.51 feet;

Thence North 00 degrees 14 minutes 14 seconds East 4,900.08 feet;
Thence North 41 degrees 02 minutes 15 seconds East 12,098.36 feet;
Thence South 89 degrees 45 minutes 51 seconds East 796.82 feet to the point of beginning and containing 587.72 acres.

All Coordinates, Bearings and Distances are based on the Louisiana Coordinate System of 1927 (SOUTH ZONE).

Tract 2(593.33 Acres)
Beginning at a point having Coordinates of X = 1,852,476.86 feet and Y = 380,692.43 feet;
Thence South 38 degrees 53 minutes 08 seconds East 12,201.52 feet;
Thence South 00 degrees 14 minutes 08 seconds West 10,899.99 feet;
Thence North 89 degrees 45 minutes 52 seconds West 620.27 feet;
Thence North 59 degrees 40 minutes 38 seconds East 424.27 feet;
Thence North 14 degrees 13 minutes 09 seconds West 6,241.26 feet;
Thence North 07 degrees 07 minutes 03 seconds West 4,067.46 feet;
Thence North 22 degrees 33 minutes 30 seconds West 3,982.13 feet;
Thence North 23 degrees 13 minutes 32 seconds West 2,615.36 feet;
Thence North 36 degrees 22 minutes 03 seconds West 4,985.64 feet;
Thence South 89 degrees 45 minutes 51 seconds East 191.53 feet to the point of beginning and containing 593.33 acres.

All Coordinates, Bearings and Distances are based on the Louisiana Coordinate System of 1927 (SOUTH ZONE).

Tract 3 (120.71 Acres)
Beginning at a point having Coordinates of X = 1,847,140.82 feet and Y = 364,446.01 feet;
Thence North 89 degrees 16 minutes 04 seconds East 1,518.00 feet;
Thence South 77 degrees 26 minutes 56 seconds East 3,746.29 feet;
Thence South 47 degrees 43 minutes 14 seconds East 3,183.92 feet;
Thence North 68 degrees 41 minutes 43 seconds West 8,082.70 feet to the point of beginning and containing 120.71 acres.

All Coordinates, Bearings and Distances are based on the Louisiana Coordinate System of 1927 (SOUTH ZONE).

                             WEST COTE BLANCHE BAY
                    ST. MARY AND IBERIA PARISHES, LOUISIANA

RESERVATION OF CLAIMS BETWEEN TEXACO INC., ET AL AND THE FOLLOWING PARTIES (THESE LETTER AGREEMENTS ARE UNRECORDED):

                       PARTIES                                      DATE
                       -------                                      ----
Catherine J. McGowen                                               5/11/95
E. H. Jackson III                                                  5/11/95
Christopher J. Daniel                                              6/19/95
Catherine M. Daniel                                                6/19/95
Barbara Fish Daniel Louisiana Trust Agency                         6/19/95
Ray C. Fish Foundation                                             6/19/95
Marie Minette Wolfe                                                5/23/95
Robert R. Wolfe                                                    5/23/95
Adele M. Wolfe                                                     5/23/95
J. Carol Jackson                                                   5/11/95
Amy Scott McKenzie                                                 5/23/95
Marsha Fleming Eatherton                                           5/11/95
Phantor, Ltd.                                                      5/11/95
Susan Y. Dulske                                                    5/11/95
Estate of Marjorie R. Holdar                                       5/11/95
H. Brad Fleming, Jr.                                               5/11/95
Joseph S. Glickhauf, Jr.                                           5/11/95
John Glassell, III Trust                                           5/11/95
Mary E. Hodge Fleming                                              5/11/95
Mrs. Bobby P. Babcock                                              5/11/95
Gladys J. Averill                                                  5/11/95
Robin F. Scully                                                    5/23/95
William Scully                                                     5/23/95
John D. Wolfe                                                      5/23/95
Irma A. Erickson Trust                                             5/11/95
Morris W. Newman                                                   5/23/95
Mildred B. Heskett                                                 5/23/95
Leslie Claire Newman Trust                                         5/23/95
Karen Y. Elliott                                                   5/23/95
Linda Yates Nanney                                                 5/11/95
Ronald T. Monsour, et al                                           5/11/95
Kathryn Schneider King                                             5/11/95
Mary Louise McIlwain                                               5/11/95
Steven Murray Schneider                                            5/11/95
Jennifer J. Jasper                                                 5/11/95
Susan Schneider King                                               5/11/95
George W. Schneider III                                            5/11/95
Walter J. Oliphant                                                 5/11/95
Nathaniel P. Phillips, Jr.                                         5/11/95
The Bayou Country Trust                                            5/11/95

                    ASSIGNMENT, CONVEYANCE AND BILL OF SALE


STATE OF LOUISIANA

PARISH OF ST. MARY


         KNOW ALL MEN BY THESE PRESENTS, that DLB Oil & Gas, Inc., an Oklahoma corporation, herein represented by Mark Liddell, its President, whose address is 1601 N. W. Expressway, Suit 700, Oklahoma City, Oklahoma 73118-1401, Federal Tax ID No. 73-1358299, hereinafter referred to as "Assignor," for and in consideration of the sum of TEN AND NO/100 ($10.00) Dollars and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged and full acquittance granted therefor, has granted, sold, conveyed and delivered and does hereby grant, sell, convey and deliver unto TEXACO EXPLORATION AND PRODUCTION INC., a Delaware corporation, herein represented by
A. N. Duplanits, its duly authorized Attorney in Fact, whose address is P. O. Box 60252, New Orleans, Louisiana 70160, Federal Tax ID No. 51- 0265713 , hereinafter referred to as "Assignee", all of Assignor's right, title and interest in, to and under the following properties, assets, rights and interests:

         1. That certain oil, gas and/or mineral lease and other interests owned by Assignor in State of Louisiana Lease No. 340 by and between the State of Louisiana, as Grantor, and William T. Burton, as Grantee, dated February 7, 1936, and recorded at Vol. 5-F, Page 387, Entry No. 60,191, St. Mary Parish, Louisiana and Vol. 126, Page 185, Entry No. 49,234, Iberia Parish, Louisiana described on Exhibit "A" attached hereto and incorporated herein by reference, INSOFAR AND ONLY INSOFAR AS such lease pertains to the lands described in said Exhibit "A" and reflected on the plat also made a part of said Exhibit "A," hereinafter referred to individually and collectively as "Lease";

         2. Those contracts and other agreements listed on Exhibit "B" attached hereto and incorporated herein by reference INSOFAR AND ONLY INSOFAR AS the same relate to the Lease, the Equipment and the Wells), hereinafter referred to individually and collectively as the "Contracts";

         3. All Wells, equipment, facilities, including but not limited to tubing, casing, wellheads, pumping units, production units, compressors, valves, meters, flow lines, tanks, heaters, separators, dehydrators, pumps and injection units, disposal facilities, platforms, and the like, which are located on the Lease and which are or have been used solely and exclusively in connection with the production or treatment of Hydrocarbons (as defined in the Purchase Agreement) from the Lease or the Wells, and all wellbores and the tubing and equipment located therein, hereinafter referred to individually and collectively as "Equipment";

         4. All oil and gas wells and injection and disposal wells located on the Lease, or used or useful in connection therewith, or on lands pooled or unitized therewith, or owned by Assignor by virtue of any operating rights created by or under any Contract, including, but not limited to, those which are active or inactive, productive or non-productive, plugged and abandoned or temporarily abandoned, hereinafter referred to individually and collectively as "Wells";

         5. Tank battery 1-A, including all equipment and piping beginning at the header and ending at: i) salt water line leaving treater, and ii) point where LP gas enters suction line, immediately downstream of the sales meter owned by Assignee. This includes separators, treaters, LACT, tanks, lightplant, meters, and all accessories and piping up to the designated exit point; together with two 3 1/2" HP lines running to the dehydration platform;

                 but expressly excluding the production header, one 24" by 10' LP test separator (125 psi WP), currently located on tank battery 1-A and one LP 60" by 15' production separator (250 psi WP).

                 The equipment herein assigned located at tank battery 1-A shall include, but not be limited to:

                 1-HP separator for well #868;
                 1-60" by 15' LP production separator for well #720 (presently used for well #261);
                 1-HP separator for well #831;
                 1-LP separator for well #720;
                 1-flare regulator system;
                 3-1500 bbl tanks;
                 1-treater;
                 1-flare separator;
                 3-M8 pumps (two gas, one air);
                 2-electric pumps;
                 1-LACT unit;
                 1-generator with building;
                 1-550 gallon methanol tank;
                 1-350 gallon chemical tank owned by Champion Chemical Company; 1-pumpers building: and other miscellaneous piping, connections, fittings, and related equipment, all located on the platform designated as tank battery 1-A, all hereinafter being referred to individually and collectively as the "Facilities"; and

         6. All files, information, data and records relating to the Assets (excluding, however, all legal files, attorney-client communications or attorney work product, records and documents subject to confidentiality provisions, auditors reports, reserve information and reports, economic runs, interpretative structure maps, correlated logs and any interpretative seismic, geochemical and geophysical information and data or other proprietary information related thereto) hereinafter referred to individually and collectively as "Non Excluded Material."

         The Leases, the Contracts, the Equipment, the Wells, the Facilities and the Non Excluded Material referred to above are herein sometimes referred to individually and collectively as "Assets."

However, this Assignment, Conveyance and Bill of Sale is made and accepted by Assignee subject to the following additional exceptions, reservations, covenants, conditions, agreements and stipulations:

         This Assignment, Conveyance and Bill of Sale is subject to the provisions of that certain Purchase, Sale and Cooperation Agreement between Texaco Exploration and Production Inc. and DLB Oil & Gas, Inc., fully executed on March 11, 1997 (the "Purchase Agreement").

         TO HAVE AND TO HOLD the Assets, together with all and singular the rights, privileges and appurtenances in anywise belonging thereto, unto Assignee, its successors and assigns forever, pursuant to and subject to all of the terms and conditions set forth in this Assignment, Conveyance and Bill of Sale.

         This Assignment, Conveyance and Bill of Sale shall be effective as of the Effective Date of the Second Amended Joint Plan of Reorganization of WRT Energy Corporation dated as of March 11, 1997, as that term is defined therein ("Effective Date").

         All the terms and provisions of this Assignment, Conveyance and Bill of Sale are hereby expressly made subject to all federal, state, and local laws and to all orders, rules, regulations and standards issued thereunder by all duly constituted political subdivisions and agencies having jurisdiction.

         THIS ASSIGNMENT, CONVEYANCE AND BILL OF SALE IS EXECUTED WITHOUT, AND ASSIGNOR DOES NOT MAKE ANY, REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO TITLE OR THE CONDITION OR STATE OF REPAIR OF THE ASSETS, THEIR VALUE, QUALITY , MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY USES OR PURPOSES, NOT AS TO THE CURRENT VOLUME, NATURE, QUALITY, CLASSIFICATION, OR VALUE OF THE OIL, GAS OR OTHER MINERAL RESERVES THEREUNDER OR COVERED THEREBY, NOR WITH RESPECT TO ANY APPURTENANCES THERETO BELONGING OR IN ANY WISE APPERTAINING TO SAID ASSETS, OR OTHERWISE.

         All of the terms, provisions, covenants and agreements herein contained shall constitute covenants running with the land, and shall extend to and be binding upon the parties hereto, their respective successors and assigns.

         Executed on the date set forth below in the acknowledgment, but effective for all purposes as of the Effective Date.


WITNESSES:                              ASSIGNOR:
                                        DLB OIL & GAS, INC.

---------------------------------
                                        By:
                                            -----------------------------------
---------------------------------                      President
                                        Dated:
                                               --------------------------------

WITNESSES:                              ASSIGNEE:
                                        TEXACO EXPLORATION AND
---------------------------------       PRODUCTION  INC.
                                        By:
                                            -----------------------------------
---------------------------------                    Attorney-in-Fact
                                        Dated:
                                               --------------------------------

STATE OF LOUISIANA

PARISH OF ORLEANS

         BEFORE ME, ____________________________, on this day personally appeared _______________________________, known to me to be the person whose name is subscribed to the foregoing instrument, and known to me to be the Attorney-in-Fact of TEXACO EXPLORATION AND PRODUCTION INC., a Delaware corporation, and acknowledged to me that he executed said instrument for the purposes and consideration therein expressed, and as the act of said corporation.

         Given under my hand and official seal this _______ day of ______________, 1997.



                                        --------------------------------------
                                        Notary Public
                                        My Commission Is For Life


STATE OF LOUISIANA

PARISH OF ORLEANS

         BEFORE ME, ____________________________, on this day personally appeared Mark Liddell, known to me to be the person whose name is subscribed to the foregoing instrument, and known to me to be the President of DLB Oil & Gas, Inc., an Oklahoma corporation, and acknowledged to me that he executed said instrument for the purposes and consideration therein expressed, and as the act of said corporation.

         Given under my hand and official seal this _______ day of ______________, 1997.


                                        --------------------------------------
                                        Notary Public
                                        My Commission Is For Life

                                  EXHIBIT "A"
                           ST. MARY PARISH, LOUISIANA
                            IBERIA PARISH, LOUISIANA

Attached to and made a part of that certain Assignment, Conveyance and Bill of Sale dated effective January 1, 1997, by and between., DLB Oil & Gas, Inc., as Assignor, and WRT Energy Corporation, as Assignee.

                                     LEASE

The Lease is to be conveyed subject to the specific reservations shown below.

                         WEST COTE BLANCHE BAY FIELD

********************************************************************************
LESSOR:                   STATE OF LOUISIANA - STATE LEASE 340

TEXACO FILE NUMBER:       063653-A

LEASE DATE:               07-FEB-1936

RECORDATION:              Vol. 5-F, Pg. 387, Entry No. 60191, St. Mary Ph.
                          Vol. 126, Pg. 185, Entry No. 49234, Iberia Ph.

LAND DESCRIPTION:

INSOFAR AND ONLY INSOFAR as to all of the lands, beds and bottoms of the rivers, creeks, bayous, lakes, lagoons, coves, sounds and inlets, including all islands, belonging to the State of Louisiana and covered by State Mineral Lease No. 340, situated in the Parish of St. Mary, State of Louisiana and being situated or included within the following described boundaries:
Beginning at a point having Coordinates of X = 1,852,315.46 feet and Y = 363,651.30 feet;
Thence North 77 degrees 26 minutes 56 seconds West 3,746.29 feet;
Thence South 89 degrees 16 minutes 04 seconds West 1,517.99 feet;
Thence North 68 degrees 55 minutes 21 seconds West 512.07 feet;
Thence North 60 degrees 49 minutes 44 seconds West 2,380.67 feet;
Thence North 44 degrees 29 minutes 21 seconds West 3,284.52 feet;
Thence North 17 degrees 15 minutes 46 seconds East 4,616.25 feet;
Thence North 64 degrees 28 minutes 44 seconds East 4,288.83 feet;
Thence North 08 degrees 06 minutes 04 seconds East 4,245.65 feet;
Thence North 44 degrees 14 minutes 25 seconds East 2,940.95 feet;
Thence East 2,111.66 feet;
Thence South 36 degrees 22 minutes 03 seconds East 4,985.64 feet;
Thence South 23 degrees 13 minutes 32 seconds East 2,615.36 feet;
Thence South 22 degrees 33 minutes 30 seconds East 3,982.13 feet;
Thence South 07 degrees 07 minutes 03 seconds East 4,067.46 feet;
Thence South 14 degrees 13 minutes 09 seconds East 6,241.26 feet;
Thence South 59 degrees 40 minutes 38 seconds West 424.27 feet;
Thence West 1,710.72 feet;
Thence North 68 degrees 55 minutes 21 seconds West 3,316.25 feet;
Thence North 43 degrees 42 minutes 23 seconds West 166.59 feet;
Thence North 47 degrees 42 minutes 14 seconds West 2,987.32 feet to the point of beginning and containing 4,590.26 acres, more or less.

All Coordinates, Bearings and Distances are based on the Louisiana Coordinate System of 1927 (SOUTH ZONE).

INSOFAR AND ONLY INSOFAR as to depths above the stratigraphic equivalent of the "Rob C Marker", which marker is defined as the correlative point as seen in the Texaco West Cote Blanche Bay #265 well at a measured depth of 10,575'.

                                  FEE SCHEDULE



1.       $5,000.00 fee for establishing the Escrow Account.

2.       .20% per annum of all fixed income investments.

3.       1.00% per annum of all equity investments.



         Said fees to be due and payable as provided in that certain agreement entered into between Escrow Agent and DLB establishing the Escrow Account.